Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112678

PROSPECTUS

                                12,513,000 SHARES

                           BIOPHAN TECHNOLOGIES, INC.

                                  COMMON STOCK

                               ------------------

      This prospectus relates to the offer of up to 12,513,000 shares of the common stock of Biophan Technologies, Inc. by two selling stockholders, SBI Brightline Consulting, LLC and Biomed Solutions, LLC.

      The selling stockholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices. Up to 6,000,000 of the shares of our common stock covered by this prospectus may be issued from time to time pursuant to a stock purchase agreement between us and SBI, as further described in this prospectus. We will receive consideration from SBI in connection with our sale of shares to SBI as contemplated by the stock purchase agreement, but we will not receive any of the proceeds from the resale of shares by either selling stockholder.

      SBI is a statutory "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales of our common stock covered by this prospectus.

                               ------------------



      Our common stock trades on the over-the-counter market under the symbol "BIPH." The last reported sales price for our common stock on April 13, 2004 was $1.11 per share.



                               ------------------

      INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

                               ------------------

              The date of this prospectus is April 14, 2004.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS



Prospectus Summary.............................................................3
Risk Factors...................................................................7
Use of Proceeds...............................................................17
Nature of Trading Market......................................................18
Dividend Policy...............................................................18
Capitalization................................................................19
SBI Stock Purchase Agreement..................................................20
Prior Stock Purchase Agreements...............................................21
Conversion of Outstanding Debt................................................21
Plan of Operation.............................................................23
Business......................................................................27
Legal Proceedings.............................................................52
Management....................................................................53
Executive Compensation........................................................60
Security Ownership of Certain Beneficial Owners and Management................63
Certain Relationships and Related Transactions................................66
Description of Securities.....................................................68
Shares Eligible for Future Sale...............................................69
Selling Stockholders..........................................................70
Plan of Distribution..........................................................72
Legal Matters.................................................................74
Experts.......................................................................74
Where you Can Find Additional Information.....................................75
Financial Statements.........................................................F-1

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                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes.

BIOPHAN TECHNOLOGIES, INC.

      Biophan is an early-stage research and development company focusing on technology that will enable certain medical procedures and biomedical devices, including cardiac pacemakers, defibrillators, guidewires, stents, prosthetic devices and others, to become safe and compatible with magnetic resonance imaging (MRI) diagnostics. Our approach is based on multiple technologies, some that are patented and others for which we or our licensors have U.S. and foreign patents pending. Our research efforts are focused on demonstrating the feasibility of our coating and filtering solutions. We intend to license medical device manufacturers to use our technology in their existing and future products and to supply them with coating equipment and critical components. We incorporated on August 1, 1968 and began our current line of business on December 1, 2000. From that date through our fiscal quarter ended November 30, 2003, we have had no material revenues from operations and have incurred cumulative net losses of $10,056,465. Since December 1, 2000, we have relied almost entirely on sales of our securities and loans to fund our operations.

STOCK PURCHASE AGREEMENT WITH SELLING STOCKHOLDER

      On February 5, 2004, we entered into a stock purchase agreement with SBI Brightline Consulting, LLC that obligates SBI to purchase, upon our election, up to 17,750,000 shares of our common stock for an aggregate purchase price of $25.0 million. At our election, we may sell the shares to SBI in 14 tranches that must be sold in the following order:

                                      NUMBER OF                 PURCHASE PRICE
                                       SHARES                      PER SHARE
                                      ---------                 --------------

        Tranche 1                     2,000,000                       $.60
        Tranche 2                     2,000,000                       $.65
        Tranche 3                     2,000,000                       $.70
        Tranche 4                     2,000,000                       $.80
        Tranche 5                     1,000,000                      $2.00
        Tranche 6                     1,000,000                      $2.00
        Tranche 7                     1,000,000                      $2.00
        Tranche 8                     1,000,000                      $2.00
        Tranche 9                     1,000,000                      $2.00
        Tranche 10                    1,000,000                      $2.00
        Tranche 11                    1,000,000                      $2.00
        Tranche 12                    1,000,000                      $2.00
        Tranche 13                    1,000,000                      $2.00
        Tranche 14                      750,000                      $2.00

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                                       3

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      Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be registered as described below, there is no limitation on when we may require SBI to purchase the shares included in any tranche. We are not obligated to sell any shares to SBI unless and until we make an election to do so. If we sell all the shares to SBI, the shares will be sold at a weighted average purchase price of $1.408 per share.

      SBI is not obligated to purchase shares pursuant to the stock purchase agreement unless the resale of the shares by SBI is registered under the Securities Act of 1933, as amended. As of the date of this prospectus, only 6,000,000 shares covered by the stock purchase agreement have been registered for resale by SBI. As a result, SBI will not be obligated to purchase the remaining shares covered by the stock purchase agreement unless and until we have registered the resale of such shares by SBI. In addition, we do not currently have sufficient authorized and unissued shares to issue such remaining shares to SBI. We intend to seek approval at our next annual meeting of stockholders, which we expect to be held during July 2004, to amend our articles of incorporation to increase our number of authorized shares. If such amendment is approved, we will then decide whether or not to register additional shares for resale by SBI so that we will have the right to sell such additional shares to SBI under the stock purchase agreement.

CONVERSION OF OUTSTANDING DEBT

      In connection with our acquisition of MRI intellectual property rights from Biomed Solutions, LLC on December 1, 2000, we owed Biomed $500,000 under a transfer agreement. Also, in June 2002 we entered into a line of credit with Biomed that provided for borrowings of up to $250,000. The line of credit was increased over time to provide for borrowings of up to $350,000. In consideration of the making of the line of credit, increases to the line of credit and the extension of the payment obligations under the line of credit and transfer agreement, the obligations under the transfer agreement and the line of credit contain provisions making our obligations under them convertible into shares of our common stock at a conversion price that is based on a formula. Under the formula, the conversion price under the transfer agreement and line of credit is $.10 per share. On February 10, 2004, the following transactions occurred:

      o We paid to Biomed all accrued and unpaid interest due under the transfer agreement and the line of credit;

      o Biomed assigned its rights with respect to $300,000 of the $500,000 due under the transfer agreement to SBI who converted those rights into 3,000,000 shares of our common stock;

      o Biomed assigned its rights with respect to $50,000 due under the line of credit to an independent third party who converted those rights into 500,000 shares of our common stock;

      o Biomed exercised its right to convert the balance of our obligations under the transfer agreement and the line of credit into 3,513,000 shares of our common stock;

      o Biomed released all of the collateral securing our obligations under the transfer agreement and line of credit and the line of credit was terminated; and

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                                       4

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      o     We entered into a registration rights agreement with Biomed and SBI obligating us to register the resale by Biomed and SBI of the 6,513,000 shares of our common stock issued upon the conversion of our obligations under the note and line of credit.

THE OFFERING

Securities Offered by SBI     Up to 6,000,000 shares of our common stock that
                              may be acquired by SBI pursuant to the stock purchase agreement between us and SBI and up to 3,000,000 shares of our common stock that were acquired by SBI upon the conversion of the note obligations assigned to SBI by Biomed

Securities                    Up to 3,513,000 shares of our common stock
                              that were acquired by Biomed upon the
                              conversion of our note and line of credit obligations

Use of Proceeds               We will not receive any proceeds from the sale
                              of shares by either selling stockholder in this offering. We will receive proceeds from the sale of shares to SBI pursuant to the SBI stock purchase agreement. We will receive a portion of the proceeds that Biomed receives from its sale of debt to SBI because Biomed acquired additional debt under the line of credit within six months prior to the sale and, under applicable securities laws, we are entitled to the profit realized by Biomed from its purchase and sale of our debt within six months. We expect to use any proceeds we receive for working capital and for other general corporate purposes, including research and product development.

Risk Factors                  An investment in our
                              common stock involves a high
                              degree of risk and could result
                              in a loss of your entire
                              investment

OTC Symbol                    BIPH

EXECUTIVE OFFICES

        Our executive offices are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586. Our telephone number is (585) 214-2441 and our website is: www.biophan.com. The information on our website is not part of this prospectus.

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                                       5

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                    SUMMARY HISTORICAL FINANCIAL INFORMATION

        The following table presents summarized financial information as of and for the nine months ended November 30, 2003 and as of and for the fiscal years ended February 28, 2003, 2002 and 2001. The information is extracted from the consolidated financial statements presented elsewhere in this prospectus and in previous filings and should be read in conjunction therewith.

                                    FOR THE NINE
                                    MONTHS ENDED             FOR THE FISCAL YEAR ENDED FEBRUARY 28,
                                    NOVEMBER 30,       --------------------------------------------------
                                        2003               2003               2002               2001
                                    ------------       ------------       ------------       ------------
                                    (Unaudited)
Operating Data:
  Revenues                          $     75,000                 --                 --                 --
  Salaries and related                   376,874       $    648,304       $    461,629       $     59,861
  General & administrative
    expenses                             423,173            582,174            475,520             16,059
  Total expenses                       1,847,627          3,438,252          3,705,917            729,130
  Net (loss)                          (2,083,308)        (3,438,252)        (3,705,917)          (729,130)
  Net (loss) per share                     (0.05)             (0.11)             (0.14)             (0.08)
  Weighted average shares
    outstanding                       40,359,446         31,731,051         27,000,962          9,166,887
                                        AS OF                          AS OF FEBRUARY 28,
                                    NOVEMBER 30,       --------------------------------------------------
                                        2003               2003               2002               2001
                                        ----           ------------       ------------       ------------
                                    (Unaudited)
Balance Sheet Data:
  Current assets                    $    205,280       $    476,353       $    672,823       $    172,092
  Total assets                           345,631            683,056            866,638            343,752
  Current liabilities                    867,092            796,187            645,389            280,992
  Long-term liabilities                  333,334             83,333                 --            438,000
  Stockholders' equity
    (deficiency)                        (854,795)          (196,464)           221,249           (375,240)
  Working capital (deficiency)          (661,812)          (319,834)            27,434           (108,900)

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                                       6

                                  Risk Factors

      Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

WE ARE A NEW BUSINESS WITH A LIMITED OPERATING HISTORY AND NO MATERIAL REVENUES TO DATE AND ARE NOT LIKELY TO SUCCEED UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

      We are a development-stage company with limited prior business operations and no material revenues. We are presently engaged in the early stage development of certain medical procedures and biomedical devices. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

      o     organizational activities;
      o     developing a business plan;
      o     obtaining funding;
      o conducting research and working toward the ultimate successful development of our products;
      o     marketing to major biomedical manufacturers;
      o     aggressively patenting our intellectual property; and
      o     licensing technology from third parties related to our business.

      In order to establish ourselves in the medical device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may be worthless if our business fails.

WE HAVE GENERATED NO MATERIAL REVENUES AND IF WE ARE UNABLE TO GENERATE SUFFICIENT REVENUES IN THE FUTURE, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

      We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to finalize development of our products or operate profitably. If we cannot operate profitably, you could lose your entire investment. As a result of the start-up nature of our business, initially we expect to sustain substantial operating expenses without generating significant revenues.

WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

      For the fiscal years ended February 28, 2003, 2002 and 2001, we incurred net losses of $3,438,252, $3,705,917 and $729,130, respectively, and for the nine months ended November 30, 2003 we incurred a net loss of $2,083,308. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, the current economic weakness may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

      We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our president and CEO and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our medical devices and other products being developed, which will have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE AND A LOSS OF YOUR INVESTMENT.

      Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. Also, our research and development efforts are aimed at technology that will enable certain medical procedures and biomedical devices to become safe and compatible with MRI diagnostics. If MRI diagnostics are replaced by the healthcare industry, our technology and products, if any, may become obsolete. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

WE MAY NOT HAVE OPPORTUNITIES TO ENTER INTO ADDITIONAL STRATEGIC PARTNERSHIPS FOR THE COMMERCIALIZATION OF OUR TECHNOLOGIES WHICH COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR ABILITY TO MARKET OUR PRODUCTS.

      We intend to enter into strategic partnerships or other relationships with established biomedical, pharmaceutical and bio-pharmaceutical companies to obtain necessary regulatory approvals and to undertake the manufacturing and marketing efforts required to commercialize our products. On September 25, 2003, we entered into a development agreement with Boston Scientific Corp., a biomedical device company. We are also developing relationships with other potential partners; however, we have not yet entered into any definitive agreements with them. If we are unable to enter into any new partnerships or if our relationship with Boston Scientific is not successful, then we may be unable to commence the commercialization of our products.

WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY WHICH WILL MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

      The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products maybe adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

      Our future success depends on our ability to compete effectively with other manufacturers of medical devices, including major manufacturers of pacemakers and other implantable devices that may have internal development programs. We are an early-stage research and development company engaged exclusively in developing our initial products. We have not yet completed our first product and have generated no material revenue from operations. As a result, we may have difficulty competing with larger, established medical device companies. Most of our potential competitors will be established, well-known companies that have:

      o     substantially greater financial, technical and marketing resources;
      o     larger customer bases;
      o     better name recognition;
      o     related product offerings; and
      o     larger marketing areas.

      Companies such as Medtronic Incorporated, Guidant Corporation, St. Jude Medical, Boston Scientific and Johnson & Johnson are major, international providers of active medical devices currently contraindicated for MRI. Because these companies may possibly develop MRI safe solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of medical devices and products, technologies and approaches. Most of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than we can. If we do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY GOVERNMENT APPROVAL TO MARKET OUR TECHNOLOGY WHICH WILL MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE AND OUR BUSINESS TO FAIL.

      Our marketing partners must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI-safe technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

      Proprietary rights are critically important to us. We have exclusive licenses to four issued U.S. patents for MRI safety-related technology and multiple patents pending. Six more patents have been allowed and will issue within several months. Although we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement of their patents and other proprietary rights.

      Policing unauthorized use of our technology is difficult, and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

WE MAY NOT BE ABLE TO FULLY UTILIZE OUR ARRANGEMENTS WITH SBI AND, IF SUCH UTILIZATION IS NECESSARY, WE WILL BE REQUIRED TO , AMEND OUR ARTICLES OF INCORPORATION AND REGISTER ADDITIONAL SHARES FOR RESALE BY SBI, OR IDENTIFY ALTERNATIVE SOURCES OF CAPITAL

      Our authorized capital currently consists of 80,000,000 shares of common stock. As of February 29, 2004, we had 65,945,011 outstanding shares, and outstanding options and warrants to purchase an additional 7,800,529 shares. Also at that date, we could grant options to purchase an additional 130,007 shares under our stock option plan. As a result, we have only 6,124,453 shares of common stock available to sell to SBI under our stock purchase agreement with SBI. Of these shares, 6,000,000 have been registered for resale by SBI.

      If our need for capital requires us to sell more than 6,000,000 shares to SBI under the stock purchase agreement, we will need to amend our articles of incorporation to increase the number of shares of our authorized common stock and register additional shares for resale by SBI. In lieu of or in addition to those actions, we may need to identify alternative sources of capital.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE NECESSARY ADDITIONAL CAPITAL, OUR BUSINESS MAY FAIL OR OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE MATERIALLY ADVERSELY AFFECTED.

      Because we are a development stage company and have no material revenues, we need to secure adequate funding. The funds that we raise by selling stock to SBI under the stock purchase agreement may not be sufficient to carry out all of the plans described in this prospectus or to fund our operating losses until we are able to generate enough revenues to sustain our business. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. We do not have commitments for additional financing. To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of the securities to be sold by the selling stockholders in this offering. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

      Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

BECAUSE TWO OF OUR DIRECTORS ARE EQUITY OWNERS AND MANAGERS OF BIOMED SOLUTIONS, LLC, A SIGNIFICANT SHAREHOLDER OF BIOPHAN, THERE MAY BE CONFLICTS OF INTEREST.

      Michael L. Weiner, our President, CEO and director, is the Manager and a 24.3% beneficial equity member of Biomed, a company engaged in the business of identifying and acquiring technologies in the biomedical field for exploitation. Mr. Weiner and Ross Kenzie, also a director of Biophan, make up the Biomed Board of Members. Biomed and its members own a significant amount of our outstanding common stock. We have issued to Biomed 1,180,000 warrants for the purchase of our common stock. Mr. Weiner is also the Manager and 42.3% equity member of Technology Innovations, LLC, which is a 57% equity member of Biomed. Further, Mr. Weiner is on the board of Nanoset, LLC, an entity owned in part by Biomed and with which we have entered into a technology license agreement, and Myotech, LLC, an entity in which Biomed is a 25% owner.

      Because of the nature of our business and the business of these other entities, the relationships of Messrs. Weiner and Kenzie with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the interests of the corporation.

THE SO-CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

      Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

      o make a special suitability determination for purchasers of our shares;

      o receive the purchaser's written consent to the transaction prior to the purchase; and

      o deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

      Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

THE SALE OF SHARES BY THE SELLING STOCKHOLDERS AS CONTEMPLATED BY THIS PROSPECTUS MAY ENCOURAGE SHORT SELLING AND HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK, AND THE SALE TO SBI OF SHARES UNDER THE STOCK PURCHASE AGREEMENT WILL RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

      The resale by the selling stockholders of our common stock as contemplated by this prospectus will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, the mere prospect of resales by the selling stockholders as contemplated by this prospectus could depress the market price for our common stock. The issuance of shares to SBI under the stock purchase agreement will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

      The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

      The trading price of our common stock during the several week period leading up to February 5, 2004 was generally greater than the price per share for the first 8,000,000 shares that would be sold under our stock purchase agreement with SBI; however, our trading price during this period was less than the weighted-average purchase price of all shares covered by the SBI stock purchase agreement. The closing price of our common stock on April 13, 2004 was $1.11 per share and exceeded the purchase price for 8,000,000 of the 17,750,000 shares covered by the stock purchase agreement. If we sell shares to SBI at prices less than the current trading price of our common stock at the time of the sale, SBI may have an incentive to immediately resell such shares in the market which may, in turn, cause the trading price of our common stock to decline. Also, if we do not sell the shares covered by the later tranches under the stock purchase agreement, it could adversely affect the trading price of our common stock because the earlier tranches have a purchase price per share that is lower than the trading price of our common stock at the time we entered into the stock purchase agreement.


OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU PAY FOR THE SHARES.


      Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. During 2002 and 2003, and through the date of this prospectus, our common stock was sold and purchased at prices that ranged from a high of $6.45 to a low of $.10 per share. Specifically, during January 2004 the trading volume of our common stock significantly exceeded historic levels and the trading price of our common stock increased substantially. Our average reported trading volume per day during January 2004 was approximately
4.5 million shares, compared to our average reported trading volume per day of approximately 1.4 million shares during November 2003 and 950,000 shares during December 2003. Our average reported trading volume per day declined to approximately 1.1 million shares in February 2004 and to approximately 517,500 shares in March 2004. There can be no assurance that the trading price of our common stock will remain at recent levels. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.


      The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

      o     variations in our quarterly operating results;

      o our ability to complete the research and development of our technologies;

      o     the development of a market in general for our products;

      o     changes in market valuations of similar companies;

      o announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o loss of a major customer or failure to complete significant transactions;

      o     additions or departures of key personnel; and

      o     fluctuations in stock market price and volume.

      Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

      Over the past few months, there have been periods of significant increases in trading volume of our common stock during which the price of our stock has both increased and decreased. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

      In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

OUR ISSUANCE OF COMMON STOCK AT A PRICE BELOW PREVAILING TRADING PRICES AT THE TIME OF ISSUANCE MAY CAUSE OUR STOCK PRICE TO DECLINE.

      We have, in the past, sold shares of our common stock at a discount to prevailing market prices. Examples of these transactions include:


      o our sale of 11,000,000 shares to SBI pursuant to our stock purchase agreement with SBI dated October 1, 2003 at a weighted-average purchase price of $.2636 per share (if we had sold each tranche of shares under the agreement at the closing price on the date we exercised our right to sell each tranche, we would have received a weighted-average purchase price of $.5227 per share; however, if we had sold all of the shares covered by the agreement at the closing price on the day we entered into the agreement we would have received only $.17 per share);


      o our sale of 3,325,757 shares to Spectrum pursuant to our stock purchase agreement with Spectrum at a purchase price equal to 80% of the market price of our common stock for a specified period preceding the sale;


      o our issuance of 1,268,621 shares of common stock upon the conversion of our outstanding debt on June 30, 2003 at a conversion price of $.145 per share when the closing price on the date of the conversion was $.37 per share; and

      o our issuance of 932,000 shares of common stock upon the conversion of our outstanding debt on January 21, 2004 at a conversion price of $.10 per share when the closing price on the date of the conversion was $1.33 per share; and

      o our issuance of 7,013,000 shares of common stock upon the conversion of our outstanding debt on February 10, 2004 at a conversion price of $.10 per share when the closing price on the date of the conversion was $1.31 per share; and


      o our issuance of shares pursuant to outstanding warrants and stock options at exercise prices below the trading price of our common stock at the time of exercise.

As of February 29, 2004, we had an aggregate of 7,800,529 options and warrants outstanding having a weighted average exercise price of $.45 per share. These options and warrants, as well as other options and warrants that we issue in the future, may also result in shares being issued for consideration that is less than the trading price of our common stock at the time the shares are issued. Also, the trading price of our common stock on the dates that we sell shares to SBI under our current stock purchase agreement with SBI may be more than the purchase price per share for the shares that we sell to SBI on such dates. We may also issue shares in the future at a discount to the trading price of our common stock under other circumstances. Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.


A FINDER THAT WE ENGAGED IN A PRIVATE PLACEMENT HAD PREVIOUSLY BEEN CONVICTED OF SECURITIES LAW VIOLATIONS AND MAY HAVE BEEN REQUIRED TO BE REGISTERED AS A BROKER- DEALER AS A RESULT OF ITS ACTIVITIES IN OUR PRIVATE PLACEMENT. WE MAY SUFFER ADVERSE CONSEQUENCES AS A RESULT OF SUCH FINDER'S PARTICIPATION IN OUR PRIVATE PLACEMENT.

      Westbay Consulting, Inc., a Nevada corporation beneficially owned by Jason Cope, acted as finder and consultant to Biophan in connection with a private placement of our common stock that we conducted from September 2002 through January 2003. On August 14, 2001, the SEC obtained a final judgment against Jason Cope and three other defendants. Mr. Cope and the other defendants were ordered by the U.S. District Court for the Southern District of New York to pay a total of $19.4 million in disgorgement, interest and civil penalties. Mr. Cope was also enjoined from committing any further violation of the antifraud provisions of the federal securities laws These orders were based on allegations that Mr. Cope unlawfully offered and sold securities without being registered as a broker-dealer. Until after the completion of the private placement, we were unaware that Mr. Cope had previously been convicted of violations of the securities laws. If we had been aware of Mr. Cope's prior violations of the securities laws, we would not have hired Westbay to assist in our private placement.

      The SEC has informed us that, in the opinion of the Division of Market Regulation, Westbay acted as an unregistered broker-dealer in connection with our private placement. The SEC further alleges that the shareholders that acquired our shares in the private placement may have acquired their shares in violation of federal securities laws. Although we believe that Westbay acted as a finder and not a broker-dealer in connection with our private placement, there can be no assurance that the SEC will not find otherwise. We also believe that the private placement complied with the provisions of Regulation D and Rule 506 of the Securities Act of 1933, and was exempt from the registration provisions of the Securities Act. However, there can be no assurance that the SEC will not conclude that the private placement was defective or that the exemption from registration was not available. Without further information from the SEC, we are unable to predict the possible consequences to us should an adverse finding against Westbay or us be made by the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:

      o     continued development of our technology;

      o     dependence on key personnel;

      o     competitive factors;

      o     the operation of our business; and

      o     general economic conditions.

      The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale by either selling stockholder of shares in this offering. We will receive proceeds from the sale of shares to SBI pursuant to the SBI stock purchase agreement. We also will receive a portion of the proceeds that Biomed receives from its sale of debt to SBI because Biomed acquired additional debt under the line of credit within six months of the sale and, under applicable securities laws, we are entitled to the profit realized by Biomed from its purchase and sale of our debt within six months. We expect our share of such proceeds to be approximately $835,000. We expect to use the proceeds we receive from our sale of stock to SBI and from Biomed for working capital and for other general corporate purposes, including expansion of our internal research and product development activities, possible acquisition of complementary intellectual property and the pro-active protection and enforcement of our intellectual property rights.


      Our plans include expanding our R&D efforts to develop and demonstrate the effectiveness of our MRI contrast agents, to fund animal studies to demonstrate the effectiveness of our MRI Safe pacemaker lead and to demonstrate the extent of thermogenic tissue heating and induced voltages in these leads. Additionally, we plan to set aside an amount of funds to demonstrate to prospective licensees that we have adequate capital on hand to enforce our patents in the event that they are infringed by third parties.

      We are also considering acquiring rights and developing certain additional technologies that we believe will be of interest to the manufacturers of biomedical devices. We are engaged in discussions concerning complementary intellectual properties, however no definitive agreements have been concluded at this time. We may not be successful in entering into agreements to acquire or develop complementary intellectual properties.

        In addition, listing on a national stock exchange or interdealer quotation system requires a certain amount of capital to be maintained over a period of time. We have announced that we are exploring such a listing, and we plan to raise sufficient capital to satisfy applicable listing requirements, fund our ongoing operations, and fund one or more of the new initiatives outlined above.

        The following table depicts potential expenditures relating to our use of proceeds based on differing levels of proceeds received from SBI and Biomed:


Assumed proceeds received:           $ 2,035,000(1)  $ 4,735,000(2)
Potential expenditures:
R & D expansion                      $ 1,000,000     $ 2,500,000
Acquire complementary IP                 250,000         500,000
Patent protection                        200,000         300,000
Working capital/general                  585,000       1,435,000

----------
(1) Based on proceeds of $835,000 from Biomed and proceeds from the sale of the first tranche of shares to SBI under the stock purchase agreement.
(2) Based on proceeds of $835,000 from Biomed and proceeds from the sale of the first three tranches of shares to SBI under the stock purchase agreement (representing all of the shares registered for resale under the registration statement of which this prospectus forms a part).


The manner in which we actually use the proceeds from the sale of shares to SBI or from Biomed will depend on the development of our business and may differ materially from the potential expenditures set forth in the table above.

                            NATURE OF TRADING MARKET

      Our common stock is listed on the OTC Bulletin Board under the symbol BIPH. The stock was not actively traded until October 2001, and the following table sets forth, for the fiscal quarters indicated, the high and low bid prices. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.


          Quarter Ended                               High       Low
          -------------                               ----       ---
        November 30, 2001                            $6.50      $5.50
        February 28, 2002                            $7.25      $2.37
        May 31, 2002                                 $2.65      $ .75
        August 31, 2002                              $1.13      $ .30
        November 30, 2002                            $ .38      $ .18
        February 28, 2003                            $1.15      $ .29
        May 31, 2003                                 $ .51      $ .27
        August 31, 2003                              $ .37      $ .12
        November 30, 2003                            $ .49      $ .10
        February 29, 2004                            $1.65      $ .32
        Through April 13, 2004                       $1.33      $1.02



      As of February 29, 2004, we had outstanding 65,945,011 shares of our common stock which were held by approximately 360 stockholders of record.

                                 DIVIDEND POLICY

      We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION

      The following table sets forth our capitalization (unaudited) as of November 30, 2003 and as adjusted to reflect the following transactions which occurred subsequent to November 30, 2003:

      o the issuance of 11,000,000 shares by us to SBI pursuant to a stock purchase agreement between us and SBI dated October 1, 2003; and

      o the conversion of our obligations under the transfer agreement and line of credit into shares of our common stock on February 10, 2004.

The "As Adjusted" column does not reflect the issuance to SBI of any shares covered by this prospectus that may be sold by us to SBI under the stock purchase agreement. You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus.

                                                      AS OF
                                                  NOVEMBER 30,
                                                      2003          AS ADJUSTED
                                                  ------------     -------------
Long-term debt, less discount of $166,666         $    333,334     $        -0-
                                                  ============     ============

Stockholders' equity (deficiency):
  Common stock, $.005 par value
    Authorized, 80,000,000 shares
    Issued and outstanding, 46,004,071 and
       64,949,000 shares as adjusted              $    230,020     $    324,745

  Additional paid-in capital                         8,971,650       12,662,523

  Accumulated deficit                              (10,056,465)     (10,314,229)
                                                  ------------     ------------
                                                  $   (854,795)    $  2,673,039
                                                  ============     ============

                          SBI STOCK PURCHASE AGREEMENT

      On February 5, 2004, we entered into a stock purchase agreement with SBI that obligates SBI to purchase, upon our election, up to 17,750,000 shares of our common stock for an aggregate purchase price of $25.0 million. If we sell all the shares to SBI, the shares will be sold at a weighted average purchase price of $1.408 per share. At our election, we may sell the shares to SBI in 14 tranches that must be sold in the following order:

                                      NUMBER OF                 PURCHASE PRICE
                                       SHARES                      PER SHARE
                                      ---------                 --------------
        Tranche 1                     2,000,000                       $.60
        Tranche 2                     2,000,000                       $.65
        Tranche 3                     2,000,000                       $.70
        Tranche 4                     2,000,000                       $.80
        Tranche 5                     1,000,000                      $2.00
        Tranche 6                     1,000,000                      $2.00
        Tranche 7                     1,000,000                      $2.00
        Tranche 8                     1,000,000                      $2.00
        Tranche 9                     1,000,000                      $2.00
        Tranche 10                    1,000,000                      $2.00
        Tranche 11                    1,000,000                      $2.00
        Tranche 12                    1,000,000                      $2.00
        Tranche 13                    1,000,000                      $2.00
        Tranche 14                      750,000                      $2.00

      Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be registered as described below, there is no limitation on when we may require SBI to purchase the shares included in any tranche. In particular, there is no specified expiration date for SBI's obligation to purchase the shares. The agreement permits us to exercise our right to sell multiple tranches at the same time, and no particular period of time must elapse between the sale of tranches. We are not obligated to sell any shares to SBI unless and until we elect to do so. However, if we want to sell any shares in a tranche we must exercise our right to sell all of the shares in the tranche.

      SBI is not obligated to purchase shares pursuant to the stock purchase agreement unless the resale of the shares by SBI is registered under the Securities Act of 1933, as amended. As of the date of this prospectus, only 6,000,000 shares covered by the stock purchase agreement have been registered for resale by SBI. As a result, SBI will not be obligated to purchase the remaining shares covered by the stock purchase agreement unless and until we have registered the resale of such shares by SBI. In addition, we do not currently have sufficient authorized and unissued shares to issue such remaining shares to SBI. We intend to seek approval at our next annual meeting of stockholders, which we expect to be held during July 2004, to amend our articles of incorporation to increase our number of authorized shares. If such amendment is approved, we will then decide whether or not to register additional shares for resale by SBI so that we will have the right to sell such additional shares to SBI under the stock purchase agreement.

      SBI's obligation to purchase the shares is subject to customary conditions for transactions of this kind. In particular, SBI's obligation is contingent on:

      o the continued accuracy of our representations and warranties contained in the stock purchase agreement; and

      o our compliance with our agreements contained in the stock purchase agreement.

If we have exercised our right to sell a particular tranche of shares and the closing of the sale of such shares does not occur for any reason, we will have the right to exercise our right with respect to those shares again; however, SBI's obligation to purchase the shares remains contingent on our ability to satisfy the closing conditions at the time we seek to sell the shares.

      Our obligation to sell a tranche of shares to SBI once we have made an election is contingent on SBI's satisfaction of corresponding closing conditions which we may waive in our discretion.

                         PRIOR STOCK PURCHASE AGREEMENTS

      Effective November 22, 2002, we entered into a restated common stock purchase agreement with Spectrum Advisors, Ltd. that established what is sometimes termed an equity line of credit or an equity draw down facility. Pursuant to the Spectrum agreement, we had the option to require Spectrum to purchase shares of our common stock at our sole discretion and from time to time over a period of 24 months ending July 11, 2005 at 80% of the average daily volume weighted average price of our common stock during the trading days relating to a particular draw. Spectrum was committed to purchase shares for consideration of up to $3 million under the agreement. Because of the stock purchase agreement we entered into with SBI on February 5, 2004, we determined that our arrangement with Spectrum was no longer necessary. We and Spectrum mutually agreed to terminate the Spectrum agreement on February 9, 2004.

      On October 1, 2003 we entered into a stock purchase agreement with SBI pursuant to which SBI agreed to purchase up to 11,000,000 shares of our common stock on terms comparable to those contained in our stock purchase agreement with SBI described in this prospectus. We registered the 11,000,000 shares covered by that stock purchase agreement and have sold all of such shares to SBI pursuant to such agreement for an aggregate purchase price of $2.9 million. SBI has advised us that it has resold all of the shares purchased by it pursuant to such agreement.

                         CONVERSION OF OUTSTANDING DEBT

      In connection with our acquisition of MRI intellectual property rights from Biomed Solutions, LLC on December 1, 2000, we owed Biomed $500,000 under the terms of a transfer agreement between us and Biomed. Also, in June 2002 we entered into a line of credit with Biomed that provided for borrowings of up to $250,000. The line of credit was increased over time to provide for borrowings of up to $350,000. As of February 10, 2004, we owed Biomed $201,300 under the line of credit. The note and the line of credit accrued interest at a rate of 8% per annum. Our obligations under the transfer agreement were secured by a security interest in the intellectual property rights we acquired from Biomed in connection with our reorganization in December, 2000. If we had defaulted in paying our obligations under the transfer agreement, Biomed would have been entitled to reclaim those intellectual property rights.

      In consideration of the making of the line of credit, increases to the line of credit and the extension of the payment obligations under the line of credit and transfer agreement, the obligations under the transfer agreement and the line of credit contain provisions making our obligations under them convertible into shares of our common stock at a conversion price that is based on a formula. The conversion feature was included in the line of credit and added to the transfer agreement to induce Biomed to enter into and increase the line of credit and to extend our payment obligations at times when we were desperately in need of financing to continue our operations. We had actively pursued several other avenues of financing with unrelated third parties which did not result in investments. The conversion price formula was adopted from a term sheet negotiated with a potential third party lender which, in the end, decided not to make an investment. The credit and payment extensions that were made by Biomed enabled us to bridge our financing gap at a time when no other financing options were available. Additionally, Biomed made the financing commitment at a time when its likelihood of repayment was most uncertain. On August 15, 2002, the date that the formula-based conversion feature was added to the line of credit and transfer agreement, the trading price of our common stock was $.33 per share. Under the formula, the conversion price under the transfer agreement and line of credit declined based on the trading price of our common stock and, as of February 10, 2004, was $.10 per share.

      On February 10, 2004, the following transactions occurred:

      o We paid to Biomed all accrued and unpaid interest due under the transfer agreement and the line of credit;

      o Biomed assigned its rights with respect to $300,000 of the $500,000 due under the transfer agreement to SBI who converted those rights into 3,000,000 shares of our common stock;

      o Biomed assigned its rights with respect to $50,000 due under the line of credit to an independent third party who converted those rights into 500,000 shares of our common stock;

      o Biomed exercised its right to convert the balance of our obligations under the transfer agreement and the line of credit into 3,513,000 shares of our common stock;

      o Biomed released all of the collateral securing our obligations under the transfer agreement and line of credit and the line of credit was terminated; and

      o We entered into a registration rights agreement with Biomed and SBI obligating us to register the resale by Biomed and SBI of the 6,513,000 shares of our common stock issued upon the conversion of our obligations under the note and line of credit.


      Of the $200,300 outstanding under the line of credit as of February 10, 2004, $75,950 was borrowed during the six month period prior to February 10, 2004. Because Biomed effectively acquired $75,950 of convertible debt during this period, we are entitled under applicable provisions of the securities laws to recover from Biomed its profit on $75,950 of the $300,000 of our obligations that it transferred to SBI. This profit amounts to approximately $835,000. Biomed has agreed in the registration rights agreement to pay this profit to us pro rata as it receives payment from SBI of the purchase price for the obligations Biomed sold to SBI. If SBI pays Biomed the payments when due, we will receive six equal monthly installments of $139,167, plus interest, starting on the earlier of thirty days after the registration statement of which this prospectus forms a part is declared effective or March 10, 2005.

                                PLAN OF OPERATION

      We are currently in the development stage of operations and expect to be in that mode for at least the next twelve months. Our primary mission is to develop and commercially exploit technologies for enabling cardiac pacemakers and other implantable medical devices and surgical devices to be safe and compatible with MRI. We believe that we have successfully demonstrated an effective solution for making pacemakers safe for use with MRI and providing a meaningful margin of safety. Our solution addresses both the problems of device heating and induced voltages in pacemakers, the two primary problems associated with the use of MRI for patients with pacemakers. Today, approximately 3 million pacemaker recipients are denied access to MRI when needed, due to safety concerns and FDA contraindications. If manufacturers of pacemakers incorporated our solution into their products, we believe they would be safe for use with MRI. We are in ongoing discussions with the major pacemaker manufacturers, and one or more of these companies is currently evaluating our technologies and patents. We are also negotiating with a major research university to undertake a study to demonstrate further the dangers posed to pacemaker patients by MRI imaging and the effectiveness of our solution. We believe that pacemaker manufacturers, once provided with further evidence of the dangers associated with their products in the context of MRI and the effectiveness of our technology, will wish to incorporate our technology into their products to avoid potential liabilities from the sale of devices that could have been made safer.



      On October 1, 2003, we entered into a stock purchase agreement with SBI Brightline Consulting, LLC that obligated SBI to purchase, upon our election, up to 11,000,000 shares of our common stock for an aggregate purchase price of $2.9 million. The agreement required that the shares be registered with the SEC and a registration statement for that purpose became effective on November 19, 2003. All 11,000,000 shares have now been purchased by SBI for gross proceeds of $2.9 million, providing us with a positive net worth and cash on hand and investments of $2.0 million as of February 29, 2004. We used the balance of these proceeds to fund a portion of our operating and research and development expenses during the year ended February 29, 2004.



      In addition to the stock purchase agreement with SBI, we had been a party to a restated stock purchase agreement with Spectrum Advisors Ltd. that became effective on November 22, 2002. Under the Spectrum agreement we sold Spectrum a total of 3,325,757 shares for aggregate consideration of $491,190. We used these proceeds to fund a portion of our operating and research and development expenses during 2003. We and Spectrum mutually agreed to terminate the Spectrum agreement on February 9, 2004.


      During the fiscal year ended February 29, 2004, we borrowed an additional $250,950 and repaid $72,500 under the Line of Credit agreement with Biomed. We used the net borrowings of $178,450 to fund a portion of our operating and research and development expenses until we started receiving proceeds from the sale of shares to SBI as described above.


      On February 5, 2004, we entered into a second stock purchase agreement with SBI that obligates SBI to purchase, upon our election, up to 17,750,000 shares of our common stock for an aggregate purchase price of $25.0 million. SBI is not obligated to purchase shares pursuant to this stock purchase agreement unless the resale of the shares by SBI is registered under the Securities Act. As of the date of this prospectus, only 6,000,000 shares covered by the second stock purchase agreement have been registered for resale by SBI. As a result, SBI will not be obligated to purchase the remaining shares covered by the stock purchase agreement unless and until we have registered the resale of such shares by SBI. In addition, we do not currently have sufficient authorized and unissued shares to issue such remaining shares to SBI. We intend to seek approval at our next annual meeting of stockholders to amend our articles of incorporation to increase our number of authorized shares. If such amendment is approved, we will then decide whether or not to register additional shares for resale by SBI so that we will have the right to sell such additional shares to SBI under the stock purchase agreement. No shares have yet been sold to SBI under the second stock purchase agreement.

      We are currently exploring the possibility of listing our common stock on a national securities exchange. Depending on the number of shares of stock that we sell to SBI under the stock purchase agreement, the capital provided by such sales may enable us to satisfy the capital requirements for such a listing.

      During January and February 2004, obligations of $294,500 under our line of credit and our obligation of $500,000 payable under the transfer agreement, both owed to Biomed Solutions, LLC and its assignees, were converted according to their terms into 7,945,000 shares of our common stock, thereby eliminating these liabilities and increasing our stockholders' equity.

      We estimate that the proceeds from the sale of our common stock pursuant to the previous SBI stock purchase agreement and Spectrum agreement, coupled with the additional equity financing available under the new SBI stock purchase agreement, will be more than sufficient to satisfy our projected cash requirements over the next 12 months. Our estimate of these cash requirements is as follows:

Research and product development                                      $  973,000
Operating expenses, including
  administrative salaries and benefits,
  office expenses, rent expense, legal
  and accounting, publicity, investor
  relations                                                            1,137,000
                                                                      ----------
Total Cash Requirements                                               $2,110,000
                                                                      ==========

      In December 2003, we announced three major strategic initiatives for 2004:
(1) Acquisition of Intellectual Assets, (2) Market Expansion, and (3) Strategic Partnerships.


      (1) We have five United States patents under license and 60 patents pending or issued. The U.S. Patent and Trademark Office (PTO) recently allowed an additional two patents for nanomagnetic particle coatings, licensed exclusively to us for medical applications. Four patents developed by us covering photonic applications for moving biosensor information from inside the body and for other applications have issued, and an additional four have also been allowed and will issue within the next several months. We are aggressively pursuing internal research and development projects, as well as sourcing leading-edge providers of related technologies. Intellectual property, such as technology solutions and patents, may be developed internally, through joint ventures, or purchased. To ensure the continuing value of our intellectual assets, we will aggressively defend our patents and licensed technology, both domestically and abroad.

      (2) We currently enjoy a leadership position in developing technologies designed to make implanted medical devices, such as heart pacemakers, safe for use with MRI and other diagnostic imaging tools. We have also developed technologies that allow for the use of interventional MRI, without the heating problems that can cause tissue damage or imaging problems that obscure the outcome of the procedures. Based on discussions underway with several biomedical device manufacturers, both in the U.S. and overseas, we plan to expand the use of the technologies we have developed to make a wider range of devices compatible with MRI. These technologies reduce radio frequency interference, heating, and induced voltages. Since the beginning of 2004 we have expanded our development and partnering activities related to these technologies to include guidewires, stents, drug pumps, biopsy needles and other prosthetic and surgical tool devices, where the lack of MRI compatibility negatively impacts investigational and diagnostic procedures. Discussions with these device manufacturers indicate a need for, and interest in, solutions to additional problems where we can develop solutions based on our technology. We have used both surrogate devices (such as copper rings) and actual manufactured implantable products, in a gel phantom, to demonstrate our ability to accurately image devices and their interior spaces in a manner that could not be done previously. Part of our strategic initiative for 2004 will include expanding our technology offerings to the companies with whom we are already in discussions or collaborating.


            Our Photonic MRI Microcoil (PMM) is one example of our expanded technology. Recent studies indicate up to 85% of heart attacks and strokes may be caused by vulnerable plaque which may result in thrombosis, and is not easily detected by other methods. Our technologies are designed to pinpoint specific sites where therapies can address the problem. By inserting the PMM directly into a blood vessel, MRI can provide a detailed look at vulnerable plaque without injury-causing heating or image degradation. There are other uses of our photonic catheter for diagnostics and therapeutic applications. We were recently notified that the United States Patent and Trademark Office (US PTO) has issued four U.S. patents, and allowed an additional four of our pending patent applications for issuance, and we have paid the fees to allow these patents to file.


            Another example of our expanding on the use of our nanomagnetic particle coating technology is NanoView. The concept of our NanoView technology is to utilize nanomagnetic particles, a specific type of nanotechnology, as contrast agents to preferentially bind to tissues of diagnostic interest with the goal of improving detail and contrast in MRI diagnostic image processes. We expect NanoView to improve performance in terms of signal intensity and the use of multiple markers, which broadens the applications of MRI imaging. We have begun discussions with several manufacturers of contrast agents and others in the diagnostic materials sector.


      (3) Leveraging strategic partnerships is vital to our mission. In November, 2003 we announced that we had entered into a joint development agreement with Boston Scientific, a major medical device manufacturer. We have successfully completed the first phase of a multi-phase development plan with Boston Scientific, and we are discussing the next phase of this program. Relationships such as this one help us validate our technology and also develop potential sales channels. We have entered into Non-Disclosure Agreements with a number of major manufacturers of implanted biomedical and related devices. We are discussing with these companies potential strategic partnership arrangements that may include joint development projects, original equipment manufacturing arrangements and licensing agreements.

        We estimate that our ongoing research and development plan will require approximately $973,000 of our funds over the next 12 months, dedicated to the following activities:

        MRI Shielding for Active Medical Devices                        $563,000
        MRI Shielding for Passive Medical Devices                        410,000
                                                                        --------
           Total                                                        $973,000
                                                                        ========

      These amounts may increase as customer contracts identify specific tasks and testing that may be required.

      The MRI Shielding project entails the development of technology that may be applied to active medical devices and passive medical devices to allow patients to undergo MRI diagnostics. Active medical devices include such items as pacemakers and drug pumps, and passive medical devices include such items as biopsy needles, stents and guidewires.


      In November 2003, we recorded $75,000 as a development payment from Boston Scientific for prototype development of a prospective product adaptation. The development activities related to this payment have been completed. We are in discussions concerning additional phases of this initiative that, if completed and successful, may lead to a license for one or more of our technologies in the context of one or more product lines.


      Our current strategic plan does not indicate a need for material capital expenditures in the conduct of research and development activities, nor does the plan contemplate any significant change in the number of employees. We currently employ eleven full-time individuals.

      Our plans do not include funding for FDA approvals, as our strategy is to supply solutions to the major biomedical device manufacturers, who will incorporate our technology into their existing and future product lines. It will be the responsibility of these manufacturers to apply for and receive FDA approval of their products. Since our technologies are made of known biocompatible, non-toxic materials, and since we do not change the method by which the devices conduct diagnostic and/or therapeutic functionality, we anticipate reasonable timeframes for our customers to obtain FDA approvals of devices that add our capability for safety and/or image enhancements.

                                    BUSINESS

COMPANY BUSINESS

      Our core business is providing technology that will enable both implantable medical devices such as pacemakers, and interventional devices such as minimally-invasive surgical tools, to be used safely and effectively in conjunction with Magnetic Resonance Imaging (MRI), thereby enabling surgical procedures to be performed under real-time MRI guidance. We recently expanded our focus in the MRI arena to improve the ability of the healthcare industry to provide imaging under MRI by reducing the image artifacts caused by many devices that are otherwise safe to use with MRI, such as stents, screws, nuts, bolts, wires, spinal supports, and shunts. These devices are usually difficult if not impossible to view under MRI. We have published research with scientists from the University of Rochester demonstrating that our nanomagnetic particle coating technology can alter the signal received by an MRI device and can help make devices more visible. We have further expanded our technology offerings to provide materials which we believe will enable improved contrast agents for use in MRI diagnostics.

      We intend to supply our technologies primarily to large, well established biomedical and biotechnology companies but do not deliver end user products. FDA testing and approval requirements will be undertaken by our customers in the context of the approval of their products, although our product designs and manufacturing processes are designed to facilitate and enhance FDA approval.

BACKGROUND TERMS, FACTS, AND ASSUMPTIONS:

      MRI is widely considered to be the premiere non-invasive imaging method due to the following capabilities:

      o     Superb soft tissue contrast.
      o     No ionizing (x-ray) radiation that can cause cancer.
      o No toxic contrast agents such as those used in some x-ray procedures to highlight specific tissues that can cause allergic or other reactions.
      o     Images are not obstructed by bone.
      o Multi-plane images (`slices' having different orientation in the body) can be obtained without repositioning the patient.
      o     The ability to use MRI to guide surgical procedures.

      Due to these and other advantages, we believe the use of MRI will continue to increase and our technologies will be attractive to commercial partners. As the technology continues to evolve, MRI systems using higher power levels will provide better image quality.

      Pacemakers


      Exposing pacemaker patients to MRI creates risks and liabilities that can include fatalities. We have developed a solution that can substantially reduce these risks for patients with pacemakers, that can be affordably implemented by pacemaker manufacturers. We have received offers for exclusive licenses for our technology which we have rejected. We rejected these offers because we believe they were not in line with industry pricing, given the improvements in product safety and marketing advantage that our technology offers, and did not provide an equitable return for our stockholders who have funded our research. However, we continue to be in discussions with several manufacturers concerning the licensing of this technology.

      We believe that our pacemaker solution can provide our prospective licensees with the opportunity to increase their market share by offering safer devices, as well as reduce potential liabilities from continuing to offer products with known safety risks. Biophan's MRI-safe technology platforms could make this possible in a way that requires minimal changes to existing product designs, minimal incremental cost for materials, and requires very minor modifications to existing product manufacturing processes.

      FDA regulations and manufacturer labeling for pacemaker devices include strict contraindications against use in an MRI environment (See Achenbach S, et al Am Heart J 1997;134:467-473; ECRI, Health Devices Alert, May 27,1988, pp. 1; Shellock FG, Reference Manual for Magnetic Resonance Safety: 2002 edition, Amirsys, Inc., Salt Lake City, 2001; Zaremba L. FDA guidance for MR system safety and patient exposures: current status and future considerations / Magnetic resonance procedures: health effects and safety. CRC Press, Boca Raton Fl, pp. 183-196, 2001). Contraindication means that a particular action or procedure, in this case, use in an MRI environment, is inadvisable. This pacemaker contraindication is based on evidence that induced electrical currents in the pacemaker lead can falsely pace the heart rapidly, can damage the device itself, and can create localized heating that causes tissue damage that may degrade the effectiveness of the pacing system. Independent description of these problems can be found in the following references:

      1. Experimental studies showing that pacemaker electrodes could heat up to 100 C (increase of 63.1 C) within 90 seconds of MRI scanning: S. Achenbach, et. al. "Effects of MRI on Cardiac Pacemakers and Electrodes, American Heart Journal, 1997, 134, 467-473.

      2. Professional opinion that "In practice, it is not possible to design a device for use in an MR environment, incorporating long metallic parts such as guidewires, mechanical cables, or electrical leads, and be completely sure of safety." Conclusions from experimental studies showing 74 C (and higher) temperature increases in guidewires after 30 seconds of MR scanning. M. Konings, et. al. MEDICA MUNDI, 45/1, March 2001, page 35.

      3. Experimental data indicating a maximum temperature of almost 90 C and myocardial necrosis (that) could be demonstrated in histological studies. F. Duru, et. al. Pacing in MRI environment: Clinical and technical considerations on compatibility. Eur Heart J, 2001, 22: 113-124.

      A conservative estimate of pacemaker population worldwide is 2.5 million (See Barbaro, V.; Bartolini, P., and Bernarducci, R. Biomedical Engineering Laboratory, Istituto Superiore di Sanita, Rome, Italy. ingbio:net.iss.it 2.5 million in 1997 and growing annually). Another reference ("Interference in Implanted Cardiac Devices, Part II" by Sergio L. Pinski and Richard G. Trohman, October 2002, PACE, Vol. 25, No. 10) cites a Japanese survey in which 17% of Japanese pacemaker patients stated that they presented conditions for which MRI would have been recommended if the device (pacemaker) had not been present. Since the practice of medicine in Japan reflects standards of care in the US and other countries where the use of pacemakers is widespread, it is reasonable to use the 17% figure across the worldwide population of pacemaker patients (2,500,000) to reach a number of 425,000 people who have at some time in the past been denied access to MRI diagnosis as a result of their pacemaker implant. Biophan has taken a conservative approach to these numbers and estimated that at least 300,000 pacemaker patients have been denied an MRI. However, currently no pacemaker patient can safely undergo an MRI and FDA regulations and manufacturer labeling for pacemaker devices include strict contraindication against use in an MRI environment.

      Our solution is a combination of a patented radio frequency (RF) filter which we license from Johns Hopkins University, exclusively for implantable medical devices. We have demonstrated that this RF Filter, placed at the distal end of the pacemaker lead near the electrode that paces the heart, eliminates well over 90% of the heating that occurs in tissue near the pacemaker electrode. Without the filter, this heating may cause tissue scarring where the pacemaker electrode connects to the heart tissue, and that scarring can subsequently cause the pacemaker to have difficulty sensing the heart signal, and when the heart needs to be paced by the device, the scar tissue may impede the signal's ability to pace the heart. The RF energy in the MRI machine is the direct cause of the heating. The Johns Hopkins patented RF filter permits the high frequency energy that causes tissue heating to be blocked, while allowing the lower frequencies that monitor the heart and pace it to pass through. This type of filter is called a low-pass filter.

      A second problem in pacemakers exposed to MRI is caused by the gradiant field, which sweeps across the body rapidly during the MRI procedure, and is the cause of the loud sound that one hears during an MRI procedure. This gradiant field produces an energy field which is important in producing the MRI image. As it passes across a pacemaker lead this energy can cause a small voltage to be induced in the pacing lead. This voltage can cause the heart to beat. The gradiant field can cause heartbeats of 200 to 300 beats per minute, which interferes with proper blood pumping, and can lead to potentially fatal conditions, including fibrillation. Biophan has developed and filed patents for a very low cost solution to this problem which we have demonstrated eliminates the voltage levels that can pace the heart.

      These solutions will be used on the lead that connects the implanted pulse generator, or pacemaker, to the electrodes that are placed in the internal heart wall. In order to eliminate risks associated with MRI for current pacemaker patients, the existing lead would need to be removed and replaced with a new lead. This removal procedure is typically not done due to associated risks to the patient. As a result of this, our pacemaker technology is intended primarily for future products, not previously implanted pacemakers. Approximately 600,000 people receive a pacemaker implant annually, and our technology could potentially be applied to the majority of these devices if it were adopted by all pacemaker and lead manufacturers worldwide. See http://biomed.brown.edu/ Courses/BI108/BI108_1999_Groups/Cardiapacing_Team/economics.html.

      Other Devices

      Other medical devices also contraindicated for use with MRI could be made safe with Biophan's technologies. (See "The Reference Manual for Magnetic Resonance Safety, by Dr. Frank G. Shellock, 2002 edition, Amirsys Inc., ISBN 1-931-884-00-5). Technologies currently under development by us for MRI safety and compatibility provide the following advantages to devices that use them:

      o Reduction of heating to long metallic components resulting from radio frequency energy and pulsed magnetic fields used in MRI;

      o Reduction of electrical currents induced in metallic components resulting from radio frequency energy used in MRI; and

      o Reduction of MRI distortion resulting from metallic or other conductive components in or near the body area being imaged.

      Pacemakers are one example of implanted devices used to control organ function. Other cardiac-related devices, such as implantable cardioverter defibrillators, are used to not only pace, but also to help the heart recover from episodes of dangerously high pulse rate (cardioversion) and from random chaotic behavior (defibrillation). Other stimulation devices are used to help organize the contraction of the four heart chambers to reverse the effects of congestive heart failure (CHF). Neurostimulators are being used to stimulate brain tissue and eliminate symptoms of Parkinson's disease. Electrical stimulators are also being used for bladder dysfunction and the treatment of obesity. All of these devices use electrical leads similar to those in pacemakers. These devices are subject to the same heating and electrical currents and can benefit from the technologies being developed by Biophan.

      Guidewires

      Guidewires are used for surgical placement of leads used with pacemakers and other implantable devices, placement of catheters for short-term use, and placement of more permanent devices such as stents within the circulatory system. These guidewires typically use long metal wires for reasons of strength, flexibility, and reliability. The use of guidewires benefits from direct, real-time visualization. MRI is preferred in many cases due in part to the fact that x-ray imaging exposes patients and physicians to radiation, and due to the improved soft-tissue imaging available with MRI. However, guidewires and long wire components in catheters are subject to the same problems associated with pacemaker leads when used in MRI. Thus, our technologies being developed can also provide benefits to these devices. MRI safe and image compatible guidewires would allow certain procedures that today are conducted using X-Ray, fluoscopy and/or CAT scan to be performed using MRI. With these imaging devices, the patient and the physician are today exposed to dangerous ionizing radiation. Because it does not use ionizing radiation and generally provides improved visibility, MRI will be an attractive alternative once the MRI limitations we are addressing are resolved.

      We are presently in the process of establishing one or more partnerships to complete the development process for our technologies. These partnerships may be with one or more companies involved in the manufacture and sale of:

      o     components such as pacemaker leads;

      o active devices such as pacemakers that make active use of wires to conduct data and stimulating pulses;

      o passive devices such as guidewires that only make use of the physical properties of the wire elements in them; and

      o     MRI diagnostics systems.


      All of these potential business relationships are being pursued with the interest of funding the remaining development work, supporting necessary clinical trials and approvals, and ultimately resulting in a license for manufactured products with royalties coming to Biophan. Consistent with our business strategy, on September 25, 2003, we entered into a development agreement with Boston Scientific Corp., a medical device manufacturer, to develop MRI capability for one of their products. Additionally, our negotiations with other biomedical device manufacturers and our evaluation of their proposals is continuing.


      We recently completed financing that allows us the ability to continue developing these solutions in parallel with our efforts to close additional customers. Our R&D continues to produce know-how and new patent applications, and helps us demonstrate capabilities that improve our ability to close additional customers. We are currently in discussions with multiple divisions of several medical device companies, as well as MRI manufacturers.

      An MRI procedure may be crucial to diagnosing colon cancer, a brain tumor, or a host of other serious, life threatening problems. The existence of a medical device that is not MRI safe and compatible requires physicians and patients to make a very difficult decision to either forego the MRI, or risk serious injury and potential death from undergoing MRI with a pacemaker, neurostimulator, or other implantable device installed. See the following references for information relating to patient deaths:

      1. FDA Medical Device Report (MDR) records of pacemaker patient deaths during or shortly after an MR exam. FDA Medical Device Records (MDRs) # 351516, 748838, 175218, and 1259381.

      2. Pacemaker patient who died 15 minutes after MRI scan of the brain. "Fiber Optics May Allow Pacemaker Users To Undergo MRIs Without Health Threat." The Wall Street Journal, Feb 22, 2002. D. Pennell, M.D. Imperial College, London.

      3. Pacemaker patient who suffered severe brain damage and death following an MRI exam. Loss prevention case of the month. "Not my responsibility!" Journal of the Tennessee Medical Association. 1988;81(8): 523, J. K. Avery, M.D. St. Thomas Hospital, Nashville, TN.

TECHNOLOGY

      A brief description of the terms used to describe our technologies may be helpful and is presented below.

      o The term "MRI safe" refers to a situation in which MRI testing will cause no harm to the patient or to any implantable or interventional device within them.

      o The term "MRI compatible" refers to a situation in which image interference is minor, and the resulting MRI image is useful in diagnosing the patient's state of health.

      o The term "active" refers to an implantable device or surgical implement that uses optical, electrical, and/or other energy to sense or transmit information, and/or modify or treat diseased tissue. Examples include pacemakers and related devices, catheter imaging devices, and drug pumps, all of which may be affected during MRI.

      o The term "passive" refers to an implantable device or surgical implement that does not transmit information but serves to move, secure or modify tissue or another device, and does so via its mechanical action or presence only.

      o Carbon composite materials consist of ultra-fine whiskers of carbon dispersed in a plastic material. The resulting material has the ability to absorb and/or reflect electromagnetic energy at frequencies that relate to the size of the whiskers. This material can be extruded and molded to make components.

      o Nanomagnetic materials consist of ultra-fine particles of magnetic material (such as iron) embedded in a ceramic material. These particles are so small that they behave differently than they would in a continuous layer or solid. The choice of magnetic and ceramic materials, particle sizes, and layer thickness permit "tuning" the nanomagnetic layer to reflect and/or absorb specific frequencies of energy. They are also so thin that they can flex without breaking and are extremely tough.

      o Filtering technology that essentially blocks unwanted induced currents at both ends of a catheter or other device.

      o Photonic technology that uses miniature diode lasers and photocells at each end of a catheter or pacemaker lead or surgical device to transmit energy and information without any electrical conductors. Diode lasers are semiconductor devices that can be as small as the size of a grain of salt that convert an electrical pulse to light at a single frequency or color. Photocells reverse this process and can also be very small. By integrating these elements carefully at each end of an optical fiber, we can send power and information without the use of wires. This technology has been made very reliable and cost effective by development in support of the telecommunications industry. We have successfully paced an animal's heart with our prototype of a photonic pacemaker lead, and demonstrated that it does not heat up or alter voltages. Discussions with pacemaker manufacturers regarding this technology caused us to shift focus to our current solutions, described earlier. Our photonic technology has potential in other devices, such as intraluminal catheters, described in the following paragraph.

      o A further application of photonics is in intraluminal imaging. This is an extension of MRI imaging where the MRI receiver coil that is traditionally outside the body, is reduced to a very small size (microcoil) so that it can be placed inside (intra) a body cavity or blood vessel (lumen). This can provide significant improvements in resolution. We believe the performance and safety of these microcoils can be greatly improved by using our photonic technology to replace the wires currently being used by researchers to connect them to the external MRI system.

RESEARCH AND PRODUCT DEVELOPMENT ACTIVITIES

      We are developing technology that will enable patients with implanted biomedical devices to safely undergo MRI. The research and development expenses incurred by us were $113,144 for the fiscal year ended February 28, 2001; $949,124 for the fiscal year ended February 28, 2002, $1,373,124 for the year ended February 28, 2003, and $682,671 for the nine months ended November 30, 2003.

      We are committed to the development of MRI-safe solutions for pacemakers and other biomedical devices.

      We have also demonstrated that fiber-optic systems can be used to replace metal wire leads in devices, and that the fiber-optic systems resolve the problems of heating and induced voltages. We have also created concepts and filed patent applications dealing with the use of fiber-optic systems to provide power and signal handling capability to MRI microcoils that can be used to image within arteries and other body cavities. Initially, we also planned to develop a photonic temporary pacemaker ourselves, through clinical trials, FDA approval and into commercial use.

      At this time we are not pursuing further development of the fiber-optic systems until funded by one or more industry partners. We are maintaining the intellectual property and we remain interested in licensing or development opportunities. We are continuing to explore other potential uses of fiber-optic leads as an alternative to metal wire leads in implantable applications and in minimally invasive surgery. Wilson Greatbatch, the inventor of the first successful pacemaker, is a co-inventor on several of these patents, and he developed a fiber-optic pacemaker device which was successfully tested in animals and was able to successfully pace the animal's heart.


      Our current research efforts are focused on demonstrating the feasibility of our coating and filtering solutions that we intend to license to medical device manufacturers. Initial tests of these solutions have been promising enabling us to have discussions with several companies regarding potential development arrangements. Consistent with our business strategy, on September 25, 2003, we entered into a development agreement with Boston Scientific Corp., a medical device manufacturer, to develop MRI capability for one of their products. Preliminary results from this activity are encouraging and moving towards the contractual goals. Additionally, our negotiations with other biomedical device manufacturers and our evaluation of their proposals is continuing. These coating and filtering solutions are significantly less expensive to implement than our fiber-optic solution. The coating and filtering solutions do not use any additional battery power, whereas the fiber-optic solution is more energy intensive.


      The results of tests regarding pacemaker solutions are discussed below. Until these tests were recently completed, it was not clear if these solutions could solve the MRI safety issues of pacemakers and other devices. With the initial results we have achieved, it appears that these solutions can significantly reduce the heating and other problems that have caused the MRI contraindications of many devices. Our discussions with major manufacturers of pacemakers and other devices have indicated a strong preference for coating/filtering solutions versus photonic solutions for several reasons including battery life and ease of engineering redesign. To date, we have received licensing interest in our technology, and several offers from one of the pacemaker companies. We are in discussions with several guidewire and neurological device companies.

      Our original focus was solely on pacing technology. However, following the testing of our coating and filtering technologies and the corresponding positive feedback from medical device manufactures, both inside and outside the pacing industry, we believe our potential market has been significantly increased. This increase is a result of developing technology that could be utilized by medical devices, including guidewire, catheter, prosthetic devices, stents, biopsy needles, and neurological devices in addition to pacemakers. As the coating/filtering technology does not require a complete product redesign, and manufacturers have indicated a preference for this technology, we believe the time to commercialize our technology has been reduced. Further, we anticipate that additional manufacturers will partner with us in developing the technology, thereby reducing our capital requirements.

      The fiber-optic lead has been tested in an MRI machine and does not heat up as do existing catheters that contain metal wires. We are exploring the use of this technology with third parties, under license, for use in deep brain stimulation applications, such as treating movement related disorders like Parkinson's disease and epilepsy. We have also received OEM licensing interest from several companies wishing to use the fiber-optic lead to power intraluminal coils. We are anticipating one or more R&D contracts to help finance the development of this product that is based upon Biophan's photonic technology platform.

      Nanomagnetic Particle Coatings

      We have licensed, on an exclusive basis, issued patents for shielding and electromagnetic interference (EMI) filtering technologies that include the use of carbon composite and nanomagnetic particle technologies.

      We have obtained a license from Johns Hopkins University for an issued patent for an MRI-safe electrocardiogram and pacemaker lead. The license is exclusive to us for implantable devices and also covers other market segments. This technology provides a low-pass radio frequency (RF) filter at the electrode tip in the heart that permits conduction of pacemaker signals but blocks high-frequency MRI electromagnetic signals that cause problems in implanted devices.

      Two tests of our technologies were recently conducted in active MRI imaging systems at imaging centers located in Western New York. The first test showed a reduction of thermal heating caused by an MRI machine on a metal wire similar to a pacing lead that is protected by one of our MRI technologies. The control sample heated over 22 degrees Centigrade in less than one minute. With the Biophan technology added, the heating was reduced to about 1 degree Centigrade, below the level that can cause tissue damage and well within FDA safety guidelines. The second test showed a reduction of 89% in the electrical energy induced in a metal object by the MRI radio frequency field after our MRI safety technology is added to the sample.

      The two tests of Biophan's coating and filtering technology were conducted on November 11, 2002 and February 13, 2003. These tests were performed in an actual MRI chamber at the University Medical Imaging Center (UMI), located at 4901 Lac de Ville Boulevard, Rochester, New York. Both tests were run by Biophan and UMI personnel.

      We have also filed patents for reducing the energy output of an MRI machine in order to minimize the energy that causes lead heating. The combination of shielding, filtering, and MRI output reduction could possibly result in solving the MRI heating problem in both active medical devices (e.g., pacemakers, defibrillators), and passive medical devices (e.g., catheters and guidewires).

      We conduct our R&D and prototype development through sub-contract arrangements with third parties.

      Biophan has entered into R&D agreements with Alfred University and Nanoset, LLC, to develop nanomagnetic shield technology, and with the University of Buffalo for carbon composite polymers (extremely fine carbon fibers in a polymer, or plastic base material). These arrangements are discussed below in more detail.

      Biophan has entered into a development agreement with the UB Business Alliance (at the University of Buffalo). The objective of the first phase of this collaboration focused on developing the means to shield implanted medical devices, such as a catheter, from the harmful effects of MRI. The second phase of this collaboration is focusing on improving the shielding technology developed in phase one by optimizing the formulation through the use of a magnetic additive. The technology being developed by this collaboration consists of small carbon materials manufactured in a flexible polymer support. Major activities include development of optimally performing mixtures of carbon and polymer materials and the application of these optimal formulations to medical devices. Under the terms of the agreement for phase one of the collaboration, we paid $23,375 toward the total project cost of $42,994. All aspects and obligations of phase one have been completed and satisfied. Biophan will pay $31,922 toward the total phase two project cost of $50,539 in four equal installments of $7,980.50. The first three installments were paid August 15, 2003, October 24, 2003 and December 12, 2003, and a final payment is due within 30 days of the receipt of the final project report. Phase two of this collaboration is expected to be completed in August of 2004.

      Biophan has also entered into agreements with Alfred University. The objective of this collaboration is to develop the means to shield implanted medical devices, such as pacemaker leads, from the harmful effects of MRI and to resolve image artifacts in medical devices such as guidewires, stents, pacing leads and other medical devices. The technology being developed by this collaboration consists of nano-magnetic materials and the processes used to apply these materials as uniform, thin-film coatings. Major activities include the development of optimal nano-magnetic coating formulations, delivery of coated pacemaker leads, the delivery of coated guidewires and other devices suitable for testing, processes for applying these formulations to medical devices, and the testing of these devices in an MRI system. This collaboration also provides Biophan with access to expensive, thin-film coating equipment considered essential to the development of effective nano-magnetic MRI shielding materials. Biophan has paid Alfred University $44,051 to date for these services. We recently expanded our agreement with Nanoset, LLC and acquired additional technology rights, which are described in the next section. The work being done at Alfred has recently extended to demonstrating the use of nanomagnetic materials in particulate form, as MRI contrast agents, potentially improving the effectiveness of, and expanding the applications for, these image-enhancing agents.

      Biophan recently entered into an expanded Research and Development and Licensing Agreement with Nanoset, LLC, the holder of the nanomagnetic particle coating technology, and other technologies. Under our expanded agreement with Nanoset, LLC, Biophan has exclusive rights to nanomagnetic particle technology for any medical application; plus use of any other technologies developed by Nanoset, LLC for improving MRI safety and/or MRI image compatibility. Biophan also has exclusive rights to technologies for implanted power systems for medical devices, including a patent owned by Nanoset, LLC for an implantable fuel cell device which derives energy from various forms of fat found in tissue and/or blood. The output of this device design is electrical power for powering implantable devices, including pacemakers. Under the revised agreement with Nanoset, LLC Biophan provides minimum royalty payments in advance of actual royalties, and a minimum R&D agreement, funding research by Dr. Xingwu Wang, a professor at Alfred University. Under the revised agreement, Biophan will pay Nanoset, LLC for research services performed at Alfred University, and Nanoset, LLC will, in turn, pay Alfred. Michael Weiner, CEO of Biophan, serves as a director on the board of Nanoset, LLC, and is a co-founder. Nanoset, LLC originally was formed to pursue technologies outside of the medical field. Dr. Wang subsequently identified an opportunity to use his nanomagnetic particle coatings to assist Biophan in its mission, which led to the relationship between Nanoset, LLC and Biophan.

      While the objectives of these collaborations are similar (i.e., the development and evaluation of MRI shielding materials), it should be understood that each collaboration is developing a different technology. The success of these collaborations would provide Biophan with multiple solutions to the MRI safety problem. Biophan considers this to be very important, since the MRI shielding requirements differ by product type, and having multiple solutions enables us to apply our technologies to a broader range of products. It also reduces the potential for third parties to "work around" our technology. Specific product technology development activities along with timelines and estimated costs can be found in the section "Products and Markets" below in this document.

PATENTS AND INTELLECTUAL PROPERTY

      We have been aggressive in filing patent applications on these technologies, and plan to continue to be aggressive in pursuit of patent coverage for our innovations. Due to the importance of our patent portfolio, it may be helpful to provide more detail regarding the patent process:


      o Once a patent application is filed, the United States Patent & Trademark Office (USPTO) examines it over a period that may range from a year to two or more. USPTO Office Action is a review of the content or scope of the patent, and may require one or more iterative responses to the Examiner's questions or challenges. During this process, typically after 18 months from filing, the USPTO will publish the application, making it available on the USPTO database so that it is publicly available. Once negotiation over the Office Action is complete, the USPTO may allow the patent, essentially informing the inventor(s) that they may pay fees and the patent will then issue, or become a formal patent.

      o As previously discussed, we have exclusive licenses, for medical device applications, to five issued patents; one each in the areas of carbon composite shielding and RF (radio frequency) filtering, and three in the area of nanomagnetic shielding.

      o In addition to the above issued patents, Biophan and its licensor, Nanoset, have collectively filed 55 US patent applications covering various aspects of photonic and other technologies providing improvements in MRI safety and compatibility, as well as other aspects of implantable device performance. Four of these have issued as U.S. patents, and an additional six of these applications have been allowed by the U.S. Patent and Trademark Office, and are expected to issue within approximately six months.

      o The inventor of the nanomagnetic shield technology, Dr. Xingwu Wang, at Alfred University, New York, has been granted a third issued U.S. patent, and has applied for an additional twelve, two of which have been allowed. (US patent applications covering further improvements and extensions to that technology; these will also be licensed exclusively to Biophan for medical markets.)


      o Biophan has recently secured additional technology rights expanding its exclusive license for use of nanomagnetic particle and other technology. The technology rights are granted under an expanded license agreement executed on January 15, 2004 with Nanoset, LLC that increases Biophan's rights to technology that may be applied to medical devices and other uses. The expanded rights include the exclusive right to any technology that affects magnetic resonance imaging (MRI) safety or image compatibility or involves an implantable power system.

      o Additional patent filings in nanomagnetic materials, and in MRI microcoil designs, are in process.


      o Thus, the total number of patents and applications assigned to, or licensed to, Biophan is 60; of these, nine have issued as U.S. patents and an additional six have been allowed and will issue in the near future.


      The issued patents have remaining lifetimes, as follows:


      o U.S. 6,725,092; Electromagnetic Radiation Immune Medical Assist Device Adapter; 18 years

      o U.S. 6,718,207; An Electromagnetic Interference Immune Tissue Invasive System; 18 years

      o U.S. 6.718,203; An Electromagnetic Interference Immune Tissue Invasive System; 18 years

      o U.S. 6,711,440; MRI-Compatible Medical Device with Passive Generation of Optical Sensing Signals; 18 years

      o     U.S. 6,713,671; Magnetically Shielded Assembly; 18 years

      o     U.S. 6,506,972; Magnetically Shielded Conductor; 18 years

      o     U.S. 6,673,999; Magnetically Shielded Assembly; 18 years

      o U.S. 5.827,997; Metal Filaments for Electromagnetic Interference Shielding; 11 years

      o U.S. 5,217,010; ECG Amplifier and Cardiac Pacemaker for Use During Magnetic Resonance Imaging; 6 years


      o New patent filings incorporate combinations of these inventions in devices, to extend through the life of our patent coverage.

      Lifetimes for any additional patent applications that are granted as patents by the USPTO will be the greater of:

      o     17 years from the date of issue; or

      o     20 years from the date of filing.

      The patent strategy being pursued by us is based on both broad coverage at the system level and focused coverage at the component level. This strategy is being applied to active medical devices such as cardiac assist devices (pacemakers and defibrillators), intraluminal imaging coils, stents, patient monitoring instrumentation, neurostimulators, drug pumps, endoscopes and to passive medical devices such as biopsy needles, guidewires, and to other medical devices that need to be made safe and effective in an MRI environment.

      Michael L. Weiner, our President and CEO, has participated as inventor or co-inventor in a number of the patent applications currently being pursued by Biophan, each of which has been assigned to us. Throughout his employment, Mr. Weiner has assigned and will continue to assign to us rights to patents that deal with MRI safety, image compatibility and HIV antisense. Biophan does not have proprietary rights in six unrelated patents, of which Mr. Weiner is the inventor or co-inventor, in areas of technology outside of Biophan's business interests. One of the six patents was the basis for an infringement suit against LeapFrog Enterprises, which was recently settled. The terms of the settlement agreement are confidential. This infringement suit was unrelated to the business of Biophan as is the patent upon which it is based. Of the patents, for which Mr. Weiner is an inventor of co-inventor, assigned to entities other than Biophan, none will be directly or indirectly competitive with Biophan. All material assignments of patent applications from Mr. Weiner to Biophan have been filed as exhibits to the registration statement, of which this prospectus is a part.

PRODUCTS AND MARKETS

      We are addressing three basic areas of technology and product development that apply across several market segments:

      o     MRI shielding for active medical devices;

      o MRI shielding for passive medical devices, such as guidewires and biopsy needles, enabling surgery be done under MRI guidance;

      o     Photonic and shielding solutions for MRI imaging; and

      o     MRI contrast agents.

      We do not intend to produce by ourselves a product for sale, but rather to make our technologies available to other companies or partners that would like to include in their own product portfolio a new product(s) containing our technology. We anticipate that any such product(s) would be developed through collaboration with external companies or partners. Most likely, we would enter into licensing and R&D agreements with these partners, which ultimately could be potential sources of funding. Although we would consider lump-sum license payments, if offered, we anticipate licensing income in advance of product sales to tie up rights for each market segment, and then ongoing royalties once these products are in the market. Potential revenue streams above any negotiated minimum license payments would likely commence six to nine months following approval by the FDA for product shipments.

      Following are brief descriptions of the planned development activities, each with a set of milestones with timeline and estimated Biophan cost net of any revenues. In each case, we are assuming that a commercialization partner will be identified and provide revenues, in the form of development payments, to assist us in the further development of the particular technology. The milestone projections comprehend receiving such development revenues, in each case, at the milestone/activity stage denoted as "3. Complete a Detailed Product Design", generally, during the first half of calendar year 2004.

MRI SHIELDING FOR ACTIVE MEDICAL DEVICES

We have licensed, developed, and patented technology in both carbon composite shielding and nanomagnetic shielding. For certain devices, this approach has the potential to provide a more cost-effective path to MRI safety and compatibility than the photonic approach. Results of direct testing in an MRI device to date have been quite promising, and further work is underway to refine the designs of materials and coating methods. This MRI shielding technology may be applied to active medical devices such as pacemakers and related devices, drug pumps, and the like. We are currently having discussions, under confidentiality agreements, with manufacturers of primary device components such as pacemaker leads, as well as manufacturers of complete systems, concerning their use of this technology. Ongoing research, test, and evaluation activities in nanomagnetic shielding are being done internally, and in conjunction with Dr. Wang (the inventor of the technology) at Alfred University, and Dr. Chung at the University of Buffalo. The material terms of these contracts are discussed under the heading "Research and Product Development Activities." Recent activities in this area have combined shielding technology with filtering technology acquired under license from Johns Hopkins. The details of the agreement with John Hopkins are discussed under the heading "Licenses." Progress has been delayed by the current lack of a commercialization partner, requiring the target dates for some milestones to be extended. Following recent announcements by Medtronic relating to plans to commercialize MRI safe devices beginning in 2005 (not in partnership with Biophan) we have renewed discussions with one or more implantable device manufacturers.

MILESTONES / ACTIVITIES - MRI SHIELDING FOR ACTIVE DEVICES:

----------------------------------------------------------------------------------------------------
MILESTONE/ACTIVITY                                    TIME PERIOD                REQUIRED FUNDING
                                                                                 (000s)
----------------------------------------------------------------------------------------------------
1.       Demonstrate Technical Feasibility

  a.     Demonstrate the ability to minimize or
         Completed eliminate device heating and
         electrical problems caused by MRI

  b.     Demonstrate the ability to meet              December 03 - June 04            $ 80
         secondary product performance
         requirements (e.g. biocompatibility,
         flexibility, etc)

  c.     Demonstrate that the technology can be       December 03 - June 04            $ 60
         manufactured at acceptable costs and
         quality

  d.     Continue to file related patent
         Completed applications

----------------------------------------------------------------------------------------------------
2.     Identify a commercialization partner(s)        Ongoing                          $ 33

----------------------------------------------------------------------------------------------------
3.     Complete a Detailed Product Design             December 03 - June 04            $180

  a.     Further optimize the technology's
         performance and manufacturability

  b.     Develop detailed Product Design and
         Manufacturing Process Specifications

----------------------------------------------------------------------------------------------------
4.     Complete Design Verification                   May 04 - October 04              $210

  a.     Demonstrate that a product manufactured
         to the Product Design Specifications will satisfy the Product Performance Requirements

  b. Develop documentation required to initiate clinical testing

----------------------------------------------------------------------------------------------------
                                                      Spending through October         $563
                                                      2004

----------------------------------------------------------------------------------------------------
5.     Complete Design Validation                     November 04 - June 05            $150

  a.     Demonstrate that a product manufactured
         to the Product Design Specifications is
         clinically effective and safe when used
         as intended

  b.     Develop documentation required for
         regulatory body approval to
         distribute and sell the product

----------------------------------------------------------------------------------------------------
                                                      Total Project Spending           $713
                                                                                       ====
----------------------------------------------------------------------------------------------------
       Biophan intends to identify a commercialization partner(s) to help focus and financially support activities (3), (4), and (5).
----------------------------------------------------------------------------------------------------

MRI SHIELDING FOR PASSIVE MEDICAL DEVICES

      The same MRI shielding technology may be applied to a wide variety of passive devices that are used in implantable medical devices and in surgery, such as biopsy needles, guidewires, endoscopes, etc. We believe that our MRI shielding will eliminate the problems of patient risks and image degradation for passive devices and surgical implements which incorporate the technology. We are currently having discussions with a variety of manufacturers of passive devices, and are involving them in test procedures we are conducting. Ongoing research, testing, and evaluation of this technology is also being done with Dr. Wang (the inventor of the technology) at Alfred University, and Dr. Chung at the University of Buffalo.

MILESTONES / ACTIVITIES - MRI SHIELDING FOR PASSIVE DEVICES

      The table below summarizes current R&D activities being funded by Biophan and partners. The recently completed financing, and the financing which will be enabled by this registration, provides adequate working capital to execute these targeted spending allocations, and to increase them, as may be needed. Additionally, the company is now positioned to explore additional technology acquisitions and to retain additional contract research. As with plans for active devices, recent activities relating to passive devices have combined shielding technology with filtering technology acquired under license from Johns Hopkins. The details of the agreement with John Hopkins are discussed under the heading "Licenses." Progress has been delayed by the current lack of a commercialization partner, requiring the target dates for some milestones to be extended. Following recent announcements by Medtronic relating to plans to commercialize MRI safe devices beginning in 2005 (not in partnership with Biophan) we have renewed discussions with one or more other implantable device manufacturers.

--------------------------------------------------------------------------------------------------
MILESTONE/ACTIVITY                                   TIME PERIOD            REQUIRED FUNDING
                                                                            (000s)
--------------------------------------------------------------------------------------------------
1.     Demonstrate Technical Feasibility

  a.      Demonstrate the ability to minimize or
          Completed eliminate device heating and
          electrical problems caused by MRI
  b.      Demonstrate the ability to meet            December 03 - June 04
          secondary product performance                                         $50
          requirements (e.g. biocompatibility,
          flexibility, etc)                          December 03 - June 04
  c.      Demonstrate that the technology can be
          manufactured at acceptable costs and       October 03 -               $40
          quality                                    February 04
  d.      Continue to file related patent
          applications                                                          $40

--------------------------------------------------------------------------------------------------
2.     Identify a commercialization partner(s)       Ongoing                    $30

--------------------------------------------------------------------------------------------------
3.     Complete a Detailed Product Design            December 03 - May 04       $80
  a.      Further optimize the technology's
          performance and manufacturability
  b.      Develop detailed Product Design and
          Manufacturing Process Specifications

--------------------------------------------------------------------------------------------------
4.     Complete Design Verification                  April 04 - August 04       $150
  a.      Demonstrate that a product
          manufactured to the Product Design
          Specifications will satisfy the
          Product Performance Requirements
  b.      Develop documentation required to
          initiate clinical testing

--------------------------------------------------------------------------------------------------
5.     Complete Design Validation                    September 04 -             $20
  a.      Demonstrate that a product                 October 04
          manufactured to the Product Design         Spending through           $410
          Specifications is clinically effective     October 04
          and safe when used as intended
  b.      Develop documentation required for         November 04 -              $100
          regulatory body approval to distribute     April 05
          and sell the product

--------------------------------------------------------------------------------------------------
                                                     Total Project              $510
                                                     Spending                   ====
--------------------------------------------------------------------------------------------------
Once again, Biophan intends to identify a commercialization partner(s) to help prioritize and financially support activities (3), (4) and (5).
--------------------------------------------------------------------------------------------------

MRI CONTRAST AGENTS

      MRI provides excellent soft tissue contrast, and various image analysis techniques provide the ability to differentiate between fat, muscle, brain, and other fundamentally different tissue types. Beyond that, however, contrast agents are used to enhance the contrast between different tissue types, permitting image analysis software to highlight specific features (e.g. vascular structures). Typical materials used for traditional MRI contrast agents are either iron oxides or gadolinium-based compounds; while there are other materials in commercial use, their performance and breadth of use are substantially lower. Iron-based and gadolinium-based compounds have shortcomings in terms of signal strength and toxicity, respectively. They also are typically used in a serial and highly time-dependent fashion. This means that typically one target tissue type is image-enhanced per diagnostic procedure, and the buildup and clearance of contrast agents is highly time dependent, requiring careful orchestration of the diagnostic imaging procedure.

      As part of our work with nanomagnetic particles, we have licensed technology from Nanoset, LLC that is the subject of a recently filed patent application relating to the use of these particles as contrast media for MRI. We believe that our ability to manipulate the chemical makeup of these particles, and our ability to use multiple imaging modes in detecting them, will permit us to develop MRI contrast agents having substantial advantage over current materials, including the ability to deliver a `cocktail' contrast agent that permits MRI to detect multiple disease or tissue injury types during a single MRI imaging sequence.

      Active R&D work is contemplated by the Company, but specific plans have not yet been formalized; in the meantime the patent application will be prosecuted aggressively with our support.

MARKETS

      The global market for medical devices that could benefit from technology that will enable those devices to operate safely and effectively in an MRI environment was approximately $5 billion in the year 2002 and is growing annually by 15%. (See Wedbush Morgan Securities' Equity Research Report 13 Mar. 2002 on NYSE-GB.)

      We anticipate that we will license our technology to one or more development partners who would be responsible to develop commercial products, obtain necessary approvals, manufacture, market and distribute the products. We expect our search for development partners will be global, although our current efforts are focused on the U.S. operations of certain multi-national companies. However, we can not presently identify or predict the precise target markets, distribution methods or other marketing efforts of our potential development partners.


      On September 25, 2003, we entered into a development agreement with Boston Scientific Corp., a biomedical device company. The purpose of this agreement is to establish a framework to explore the use of our technology to make one of Boston Scientific's products MRI safe and image compatible. The agreement contemplates three phases, to be completed over a period of seven months. The first phase has been completed and we have recorded $75,000 of revenues that we received for our services provided in the first phase. Boston Scientific has the right to elect to proceed with second and third phases. The aggregate development payments relating to the second and third phases if Boston Scientific elects to proceed with them is $225,000. We are discussing with Boston Scientific potential changes to the scope of the second and third phases based on the results from the first phase. We are also discussing initiatives with other divisions of Boston Scientific which are outside the scope of the agreement. If Boston Scientific elects to proceed with additional phases under the agreement and such phases are completed and successful, or if one or more of our other initiatives being discussed with Boston Scientific proceeds, it may lead to a license for one or more of our technologies in the context of one or more product lines. We can make no assurances that we will be able to enter into any such license agreement. As part of this agreement, we have offered Boston Scientific a period of first right of negotiation for the application our technology to their product, extending through May 15, 2004. Because of the limited payments potentially due to us under the agreement with Boston Scientific, the amount of our other resources and the commitment of SBI under the stock purchase agreement, we are not substantially dependent on the Boston Scientific agreement.

      The market for devices that have imaging compatibility problems are in addition to the market opportunity for safer devices. We estimate the market for devices which had imaging limitations to be an additional $5 billion or greater. These include implantable artificial hips, knees, bones, and other prosthetics; stents, shunts, screws, wires, shanks, etc.

COMPETITION

      There are a number of major companies engaged in the development of medical devices, some of which may be investigating MRI safe options. However, to the best of our knowledge, none of these companies, nor other companies that serve as their suppliers, have successfully developed technology enabling implantable medical devices to be operated in the presence of MRI equipment. We believe that, in order to commercialize our technologies, we will have to enter into a development or licensing agreement with one or more of the companies engaged in the development of medical devices.

      Currently, the major providers of active medical devices contraindicated for MRI include the following companies:

      Medtronic Incorporated is a leading manufacturer of cardiac rhythm management, cardiovascular and other medical devices. The company has a dominant position in cardiac pacemakers, is the leading manufacturer of implantable cardiac defibrillators, and is a major player in most other device markets in which it competes. In May, 2003 a patent application filed by Medtronic was published on web site of the United States Patent and Trademark Office. This patent teaches a proposed method of reducing the induced voltage of a pacemaker lead. We do not know how effective the Medtronic approach will prove to be. It appears to use more complex electrical components than the Biophan solution. The entrance of Medtronic into the market with an MRI safe pacemaker solution, if it should occur, is viewed by us to be a very positive event that will propel the industry forward, and may result in licenses for our technology to be sought by the other pacemaker companies competing with Medtronic.

      Guidant Corporation is also a leading manufacturer of cardiac rhythm management devices such as cardiac pacemakers, implantable cardiac defibrillators, interventional cardiology devices (including coronary stents), and other cardiac and vascular surgery devices and instruments.

      St. Jude Medical, Inc. is a global developer, manufacturer, and distributor of medical device products for cardiac rhythm management, cardiology and vascular access. Other products include mechanical and tissue heart valves and vascular closure devices.

      Boston Scientific Corporation is the world's largest medical device company dedicated to less-invasive therapies. The Company's products and technologies are designed to improve surgical procedures and improve patient response, and involve a range of interventional tools and procedures. Biophan has announced a joint development agreement with Boston Scientific to explore the use of our technology to make one of their products MRI safe and image compatible.

      Johnson & Johnson is the world's largest healthcare company. In addition to OTC and home healthcare products, they provide a wide variety of pharmaceutical, diagnostic, and surgical products.

      Biotronik is a leading European biomedical technology company; their 2500 people develop and market products focused on cardiac electrotherapy and vascular intervention.

      ELA Medical is an innovative leader in research, development, manufacturing and marketing of cardiac rhythm management implantable and diagnostic systems.

      The COOK family of companies includes medical device manufacturing companies that produce products for interventional radiology, interventional cardiology, urology, neuroradiology, vascular medicine, critical care, and many other disciplines.

      Baxter International is a global health care company providing critical therapies for people with life-threatening conditions, including cancer, hemophilia, immune deficiencies, infectious diseases, kidney disease and trauma. Baxter is a global leader in developing innovative medical therapies that improve the quality of life for people around the world.

      Arrow International is a leading supplier of disposable critical care catheterization products used to access the central vascular system for administration of fluids, drugs and blood products, and for patient monitoring and diagnosis.

      Philips, Siemens, General Electric and Toshiba, are major manufacturers of MRI imaging devices, are believed to have research and development initiatives underway, involving MRI safety and image compatibility.

      C. R. Bard, Inc. is a leading multinational developer, manufacturer, and marketer of innovative, life-enhancing medical technologies in the fields of Vascular, Urology, Oncology, and Surgical Specialty products.

      Each of these companies has the potential to be a direct competitor, and/or a licensee. Each may have or develop future interest in adopting one or more of our technologies into their products. Additionally, these companies may wish to enter into licensing agreements with us in the event that one or more of their prospective solutions under development would infringe our issued patents, or those of our pending patents when they issue.

      Various first and second tier suppliers to these companies may be directly affected by technologies we are developing, and since to the best of our knowledge, none of them has satisfactory solutions to MRI issues, they are potential additional or alternative prospects for commercializing our technology as well as potential competitors.

MANUFACTURING AND COMPONENT STRATEGY

      We are developing technology for MRI safety and image compatibility which will be licensed to leading biomedical device manufacturers. We may provide critical components and coating devices sourced from third parties and resold to our customers.

REGULATORY APPROVAL

      We believe that our technology will be incorporated into various medical devices by major manufacturers and that these manufacturers will be responsible for obtaining Food and Drug Administration (FDA) and other regulatory approvals required for clinical studies and marketing of their products. The time and cost of these activities can be substantial, especially for Class III implantable products, and could delay the introduction to the marketplace of products utilizing our technology.

      Currently, the FDA, specifically The Center for Drug Evaluation and Research (CDER), is responsible for the approval to market products resulting from the technology currently being developed by Biophan. Approval to market may take the form of a New Drug Application (NDA). An NDA is sought by a company prior to the commencement of clinical testing in humans. Before approving an NDA, the FDA will seek substantial documentation demonstrating that the product candidate technology is safe and effective. Once the NDA has been approved, clinical trials are conducted in three sequential phases which may overlap. Phase I clinical trials are performed in healthy human subjects to establish initial data about the safety and efficacy of the product. In Phase II clinical trials, in addition to accumulating safety and efficacy data, the product is evaluated in a limited number of patients with the targeted disease condition. Phase III clinical trials typically involve continued testing for safety and efficacy, as well as other criteria, in expanded, large-scale, multi-center studies of patients with the targeted disease condition.

      We do not intend to produce by ourselves a product for sale, rather we intend to make our technologies available to other companies or partners that would like to include the technology in their own product. We believe that these companies will be willing to share a portion of the costs required to obtain FDA approval. In certain instances, the FDA may require a partner's participation if approval is being sought for modification of a partner's existing product to include our technology, a product that uses the partner's existing manufacturing processes, or a situation where a partner requires that Biophan use the partner's quality system.

      We believe that the timeframe for FDA approval of our photonic technology for intra-luminal MR imaging, enabling us to make, use, and sell the product, will depend upon the following factors:

      o the FDA's classification of the photonic intra-luminal MR imaging catheter;

      o the specific ways in which a partner plans to use the product, such as the specific parts of the body they would like to image with the product (e.g., cardiovascular system, brain, etc.); and

      o the level of urgency placed on the activities required to obtain product regulatory approval.

      The FDA has already approved for sale intra-luminal imaging catheters that utilize electrical leads to provide power to the microcoil and to carry received signals back to the MRI system. We have had discussions with several companies that have such a product, and we believe that our photonic technology would permit improvements in performance, due to its inherent immunity to electromagnetic noise created by the MRI environment. Discussions with these companies have not yet moved toward a development program, but if we to develop a photonic intraluminal imaging catheter with one of them, we would expect it to be responsible for regulatory approval and for marketing and sale of the product. We do not plan to compete directly in this market--our plan is to provide technology that improves the market position of another company already in the marketplace and not to develop a stand-alone product. In the event that this program moves forward, our plans provide for a contribution of $500,000 toward regulatory approval efforts costing approximately $1,500,000. However, the partner company will be responsible for oversight and conduct of clinical trials, and for applying to the FDA for approval.

      Because sufficient information exists from already-approved products to assure the safety and efficacy of these devices in the applications we envision, we anticipate, but cannot guarantee, that the FDA will require a Pre-Market Notification or 510(k) approval. This would be in place of a Pre-Market Approval, a more involved process usually reserved for devices that sustain human life and for which there is insufficient information to assure patient safety. A 510(k) approval will require that we demonstrate to the FDA data that the product design and intended uses of the product are substantially equivalent to a product(s) already approved by the FDA for commercial distribution in the U.S.

      In the event the FDA considers the Biophan product to be a Class II Medical Device subject to 510(k) approval, we would work with a partner to collect or develop the product performance data the FDA requires to prove that the our product is substantially equivalent to intra-luminal catheters already on the market. We anticipate that collecting or developing this data would be at least a moderately high priority by a partner, and would take approximately three to six months to complete. Biophan and its partner would include this data in an application to the FDA for 510(k) approval, 90 days before selling the device. The FDA can refuse to allow this approval to be granted by responding with questions during the 90 day review period. Based upon this possibility, we estimate that the approval process will require a total of 180 days. Accordingly, the total time for product regulatory approval would be approximately 12 months.

      The FDA has also previously approved for sale the types of active devices (pacemaker leads) and passive devices (guidewires and catheters) that we would like to improve by the addition of our MRI (MRI) shielding technologies. We believe that the technology would improve the performance of these existing products during MRI examinations. The FDA considers these devices to be Class II Medical Devices, and historically they have been subject to Pre-Market Notification or 510(k) approval requirements.

      We anticipate working with a partner to collect or develop the product performance data required for FDA approval of our shielding technologies. This data will include proof of the following:

      o that the product modified to include Biophan's shielding technology is still substantially equivalent to products already approved for sale by the FDA; and

      o that the addition of Biophan's shielding technology actually does improve the performance of the existing product during MRI examinations.

We have entered into a development agreement with Boston Scientific, and we are also developing relationships with other potential partners; however, we have not yet entered into any definitive agreements regarding FDA approval.


      The addition of Biophan's shielding technology to an existing product requires that we apply a proprietary coating to the product. Because the coating process does not require any significant changes to the product design or to its manufacturing process and therefore little risk to the safety of its operation, we anticipate that a minimal amount of data will be required. We feel that it is reasonable to expect that the FDA will consider the 510(k) approval process they required to approve the original device as sufficient to approve the minor modifications to a partner's device required to integrate Biophan's technology. We anticipate that collecting or developing this data would be at least a moderately high priority by a partner, and would take approximately three to six months to complete. Biophan and its partner would include this data in an application to the FDA for 510(k) approval, 90 days before selling the device, as is required by the 510(k) approval process. The FDA can refuse to grant 510(k) approval by responding with questions during the stipulated 90 day review period. Based upon this possibility, we conservatively estimate that the approval process will require a total of 180 days. Accordingly, the total time for product regulatory approval for planning purposes is 12 months for both active and passive devices.

      During the 510(k) approval process, it will be necessary to collect biocompatibility and toxicity data, to establish that the modified product is safe. The FDA provides specific guidelines for evaluating the biocompatibility and toxicity risk associated with medical devices in their document entitled "Guidance for the Submission of Research and Marketing Applications for Permanent Pacemaker Leads and for Pacemaker Lead Adapter 510(k) Submissions," issued on 1 November 2000. This guidance document clearly states (Attachment C - "Biocompatibility Flow Chart for the Selection of Toxicity Tests for 510(k)s") that device materials that do not contain toxic substances (as is the case with Biophan's shielding material) satisfy biocompatibility requirements. Biophan can collect this toxicity data from available toxicology literature without the need for human studies. We believe that the FDA will support this procedure and not require human studies to demonstrate biocompatibility and the absence of any toxicity risk. However, if this proves not to be the case, then we expect the FDA would follow the guidelines it recommends for determining the biocompatibility and toxicity of unknown substances. These are also outlined in their guidance document entitled "Guidance for the Submission of Research and Marketing Applications for Permanent Pacemaker Leads and for Pacemaker Lead Adapter 510(k) Submissions," issued on 1 November 2000. These guidelines stipulate the use of in vitro (out of the body) extraction methods. This testing is relatively minor in nature, and has already been included in the proposed regulatory approval timeline and budget requirements.

      Demonstrating that Biophan's shielding technologies improve the products performance during MRI examinations will require evaluating the performance of the product in an MRI coil. Given the perceived low level of patient risk associated with our shielding technologies, we anticipate that these data can be obtained through testing that also does not involve human subjects and only a limited number of animals.

         We anticipate that the collection and development of these data will require $450,000 for each of the limited number of active device applications and passive device applications initially envisioned, and $1,500,000 for the intra-luminal imaging catheter. We also anticipate that a partner or licensee would fund at least 67% of these expenses. During the year ended February 29, 2004, we expended approximately $650,000 on the active and passive device applications. These expenses were funded from the proceeds of equity financing from the Spectrum and previous SBI agreements. We will not pursue FDA or other regulatory approvals of our technology; rather it is intended that are partners or licensees would pursue the required approvals.

      The approach to regulatory approval for nanomagnetic MRI contrast agents will follow a similar path to that intended for the above product opportunities; it is expected that the eventual manufacturing/marketing partner will both direct, and bear the costs, of clinical studies and regulatory approval for contrast agent products. Cost estimates and timelines for these activities have not as yet been developed.

LICENSES

      We have entered into licenses for issued, allowed and pending patents. These licenses require annual minimum royalties up to $10,000 each, some of which escalate in future years, and provide for ongoing royalties of 4-5% of product sales. Each license is for the life of the patent(s) and each is exclusive for the medical market or segments thereof, and permit sub-licensing:

      o A license from Johns Hopkins University for an issued patent for an MRI-safe electrocardiogram and pacemaker lead. This agreement provides for an initial licensing fee of $10,000 and a running royalty of 4% on product sales. This agreement remains in effect for the life of the patents underlying the license. The license may be terminated earlier, at Biophan's election, upon 60 days' written notice to Johns Hopkins. Johns Hopkins may only terminate the agreement early if there is a breach by Biophan which is not cured within 30 days following written notice of such breach or default.

            A license agreement for additional shielding technologies from Nanoset, LLC. This license agreement provides for an initial licensing fee of $10,000 and a running royalty of 5% of product sales. The license agreement currently covers 17 patents and/or patent applications. This agreement remains in effect for the life of the patents underlying the license. The license may be terminated earlier, at Biophan's election, upon 60 days' written notice to Nanoset. Nanoset may only terminate the agreement early if there is a breach by Biophan which is not cured within 60 days following notice of such breach or default. This license agreement was recently expanded to include any inventions relating to MRI safety and MRI image compatibility, including electrical circuits and filtering combined with nanotechnology coatings.

      o A license from Deborah D. L. Chung for an issued patent entitled Metal Filament for Electromagnetic Shielding. This agreement provides for an initial licensing fee of $10,000 and a running royalty of 5% of product sales. This agreement remains in effect for the life of the patents underlying the license. The license may be terminated earlier, at Biophan's election, upon 60 days' written notice to Chung. Chung may only terminate the agreement early if there is a breach by Biophan which is not cured within 60 days following notice of such breach or default.

COMPANY HISTORY

      We incorporated in the State of Idaho on August 1, 1968 under the name Idaho Copper and Gold, Inc. On February 9, 1999, we amended our Articles of Incorporation to change our name from Idaho Copper and Gold, Inc. to Idaho Technical, Inc. On January 12, 2000 we formed a corporation in Nevada with the intent to move our domicile to Nevada. On January 24, 2000, we implemented the change of domicile to Nevada by filing Articles of Merger between the Idaho and Nevada Corporations. On December 1, 2000, we amended our Articles of Incorporation to change our name from Idaho Technical, Inc. to GreatBio Technologies, Inc. and on July 19, 2001, we amended our Articles of Incorporation to change our name from GreatBio Technologies, Inc. to Biophan Technologies, Inc.

      On December 1, 2000, we acquired LTR Antisense Technology, Inc., a New York corporation, from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company, in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, dated December 1, 2000 and amended as of June 8, 2001, by and among our company, LTR and Biomed. LTR owns several patents for proprietary HIV antisense gene therapy technology.

      Just prior to the acquisition of LTR, our Board of Directors consisted of Geoff Williams (President), David A. Miller (Vice President/Secretary/Treasurer), Dale F. Miller and Ed Cowle. There were 4,047,330 shares of stock outstanding including shares owned by the following control persons. Geoff Williams owned 351,000 shares (8.7%), David A. Miller owned 90,500 shares (2.2%), Dale F. Miller owned 91,500 shares (2.2%), Ed Cowle owned 851,000 shares (21%), H. Deworth Williams owned 1,398,200 shares (34.5%), and Biomed owned 718,000 shares (17.7%). There were no other control persons prior to the acquisition. The terms of the transaction were established by arms-length negotiations between Messrs. Cowle, Miller and H. Deworth Williams on behalf of our company, and Michael Weiner on behalf of Biomed, and were approved by our Board of Directors and the Board of Members of Biomed. In connection with the transaction, 250,000 shares were issued to Walter Keay, an individual who acted as a financial consultant for us in connection with the transaction.

      Immediately following the acquisition, the same control persons owned collectively 97.9% of Biophan.

      In connection with the exchange, we:

      o issued 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR; and

      o issued an additional 10,759,101 shares of common stock to a group of investors, consisting of Ed Cowle, H. Deworth Williams and Geoff Williams, for cash of $175,000 in order to provide initial working capital.

      Also on December 1, 2000, we acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed, for future consideration of $500,000. The assignment was consummated pursuant to, and in accordance with, a transfer agreement and a related assignment and security agreement, dated December 1, 2000 and subsequently amended, by and between us and Biomed.

      The assignment and the security agreement (i) assigned the rights to the transferred MRI patents and subsequent improvements, and (ii) provided the same as collateral for the payment of the $500,000 liability under the transfer agreement. Both the exchange agreement and the assignment and security agreement contain provisions for the reversion of the technology to Biomed if:

      o     we become bankrupt or otherwise seek protection from creditors; or

      o in the case of the MRI-compatible technology, we fail to pay the consideration therefor when due.

      As described elsewhere in this prospectus, all of our obligations under the transfer agreement have been converted into shares of our common stock and the security agreement has been terminated.

      During 2001, we entered into a Commercial Research and Development Agreement (CRADA) with the National Institutes of Health and the University of Rochester Cancer Center, wherein these organizations conduct research and development associated with the antisense technology. This allowed us to put our full resources into the development of the MRI safety improvements to biomedical products. In 2002, we decided to discontinue research and development of the HIV antisense technology, and the CRADA was terminated. While the technology holds promise and has issued patents, we feel our most promising opportunity is in the MRI safe solutions we have developed, and we intend to focus our research and development activities on that technology. We may sell the HIV antisense patents if an appropriate buyer can be identified.

EMPLOYEES

      As of February 29, 2004, we had eleven full-time employees.

DESCRIPTION OF PROPERTY

      Our headquarters are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, NY 14586, in 4,000 square feet of office space leased from an unrelated party. Current rentals are $4,846 per month, and the lease expires in September 2004. The coordination of our research and development projects and the administration of our two wholly owned subsidiary companies, currently inactive, are directed from this location.

RECENT DEVELOPMENTS


      Between December 3, 2003 and January 12, 2004 we sold 11,000,000 shares of our common stock to SBI for aggregate proceeds of $2.9 million. This capital allowed us to end our fiscal year on February 29, 2004 with cash on hand and investments of approximately $2.0 million. Unaudited results of operations for the fiscal year are expected to reflect a net loss of approximately $3.7 million. The estimated net loss for the fourth quarter was approximately $1.6 million. This loss was attributable in part to non-cash expenses of $335,000 associated with the issuance of stock options for services and non-cash interest expense of approximately $330,000 relating in part to the conversion of our debt on February 10, 2004. Additionally, the availability of proceeds from the sale of stock to SBI in the fourth quarter enabled us to significantly increase spending on programs and activities previously postponed due to limited capital resources.


                                LEGAL PROCEEDINGS

      We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

                                   MANAGEMENT

      The officers and directors of Biophan are as follows:

Name                   Age    Title
----                   ---    -----

Guenter H. Jaensch      65    Chairman of the Board
Michael L. Weiner       56    Director, Chief Executive Officer, President
Robert J. Wood          64    Vice-President, Treasurer, Chief Financial Officer
David A. Miller         49    Secretary
Stuart G. MacDonald     55    Vice-President-Research and Development
Jeffrey L. Helfer       51    Vice-President-Engineering
Robert S. Bramson       65    Director
Steven Katz             55    Director
Ross B. Kenzie          72    Director

      The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors may be filled by majority vote of the remaining directors. Officers serve at the will of the Board of Directors.

      GUENTER H. JAENSCH, PHD is the former Chairman and CEO of Siemens Pacesetter, Inc., a manufacturer of pacemakers. During his more than twenty-five years at Siemens, Dr. Jaensch held various senior executive positions prior to running Siemens Pacesetter, including President of Siemens Communications Systems, Inc. from August 1983 to March 1985, Chairman and President of Siemens Corporate Research and Support, Inc., from April 1982 to September 1991 and Chairman and CEO of Siemens Pacesetter, Inc. and Head of the Cardiac Systems Division of Siemens AG Medical Engineering Group from October 1991 to September 1994. Dr. Jaensch holds a Masters Degree in Business Administration and a Ph.D. in Business and Finance from the University of Frankfurt and taught business and statistics at the University prior to joining Siemens in 1969. In 1994, he joined St. Jude Medical as Chairman and CEO of Pacesetter, Inc., a St. Jude Medical Company, and retired in 1995 to manage his personal investments. Since December 1997 he has been a director of MRV Communications, a publicly traded company which is a leading company in the fiber optic technology business. Dr. Jaensch has been a director of Biophan since March 2002.

      MICHAEL L. WEINER began his career at Xerox Corporation in 1975, where he served in a variety of capacities in sales and marketing, including manager of software market expansion and manager of sales compensation planning. In 1985, after a ten year career at Xerox, Mr. Weiner founded Microlytics, a Xerox spin-off company which developed technology from the Xerox Palo Alto Research Center into a suite of products with licenses to many companies. In January 1995, Weiner co-founded and became CEO of Manning & Napier Information Services, a Rochester-based company providing patent analytics, prior art searches, and other services. He held this position until January of 1999. In February 1999 he formed Technology Innovations, LLC, to develop and expand certain intellectual property assets. In August, 2000, Technology Innovations, LLC created a subsidiary, Biomed Solutions, LLC, to pursue certain biomedical and nanotechnology opportunities. Mr. Weiner serves on the Boards of Biomed Solutions, LLC, Technology Innovations, LLC, Speech Compression Technologies, LP (an R&D partnership commenced in 1989 to pursue compression technologies), Nanoset, LLC, and Nanocomp, LLC. Mr. Weiner holds six issued patents invented prior to the formation of Biophan which are owned by other companies that employed Mr. Weiner prior to the formation of Biophan. These patents do not involve technology that is competing or will compete with Biophan. Mr. Weiner has been CEO and a director of Biophan since December 2000.

      ROBERT J. WOOD is a Certified Public Accountant with extensive experience in public accounting and business consulting. He began his career at Price Waterhouse & Co. in 1962 after graduating from St. John Fisher College with a B.B.A. in Accounting. From 1973 to 2000, he was consecutively owner/partner of Metzger, Wood & Sokolski, CPAs (through December 1985), Mengel, Metzger, Barr & Co., LLP (through December 1990), and Wood & Company, CPAs, P.C. (through November 2000), all in Rochester, New York. In December 2000, his practice was acquired by a regional CPA firm, Eldredge, Fox and Porretti, LLP and he was engaged in business consulting until joining Biophan as full-time Chief Financial Officer in August 2001. Effective March 1, 2004 Mr. Wood was appointed Secretary. He is a member of the New York State Society of Certified Public Accountants. A portion of Mr. Wood's time is spent assisting with the fiscal management of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.

      DAVID A. MILLER was self employed from January 1998 until June 2001. Since June 2001 he was employed by Biophan and resigned as Secretary effective March 1, 2004. From January 1998 through June 2000 Mr. Miller managed a retail outlet for his family's antique, gold and jewelry business. Additionally, from January 1998 until June 2001 he operated a business providing office support services. Mr. Miller has been an SEC Edgar system filing agent since November 1999. Mr. Miller has been associated with us since 1996. He has held the office of Corporate Secretary since January 30, 1999. During the period from April 22, 1998 until December 1, 2000 we were inactive. Mr. Miller provided office space for us and performed duties associated with maintaining our corporate existence. His duties included preparing and filing documents with applicable governmental agencies, maintaining stock records, stockholder relations, keeping minutes of Board of Directors and stockholder meetings and electronically filing periodic and special reports with the SEC. Since December 1, 2000 Mr. Miller has served in a similar manner consistent with the requirements of the office of Corporate Secretary. He served on the Board of Directors from April 22, 1998 until February 1, 2001 and held the offices of Vice-President and Treasurer from April 22, 1998 until December 1, 2000.

      STUART G. MACDONALD is experienced in research and development with a broad engineering and science background, emphasizing a systems approach to developing complex technology. From January 1995 through December 2000, Mr. MacDonald was employed at Ortho-Clinical Diagnostics, a Johnson & Johnson company, in Rochester, New York, holding the position of Director-Engineering from 1996 to mid-1997 and Vice-president, Clinical Lab Instrumentation R&D from mid-1997 through December 2000. He was responsible for overall management of the R&D group, including personnel, administration and financial performance. He worked at Eastman Kodak Company from 1971 to 1994, rising to the position of Assistant Director, Clinical Diagnostic Research Labs. Mr. MacDonald has a B.S. in Mechanical Engineering and Masters of Engineering degree from Cornell University. He is also licensed as a professional engineer by the State of New York. Mr. MacDonald was employed by Biophan as Vice-President-Research and Development in January 2001. A portion of Mr. McDonald's time is spent assisting with the research program of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.

      JEFFREY L. HELFER'S background includes 28 years in new product and technology development, systems management, new business development, and regulatory affairs, having served in a number of positions at Eastman Kodak Company for 19 years until November 1994 and from December 1994 to September 2001 at Ortho-Clinical Diagnostics (OCD) in Rochester, New York, a Johnson & Johnson company. Most recently, he was program director within OCD's Product Development and Program Management Center of Excellence, where he was responsible for systems management of OCD's next-generation clinical chemistry platform. He also held positions as Program Director and Director of Regulatory Affairs from April 2000 to September 2001, Director of Engineering from January 1997 to March 2000, Director of New Business Development from February 1995 to December 1996, and headed up multiple international and corporate initiatives to improve product performance and business processes. He holds a B.S. from Rochester Institute of Technology and an M.S. from the University of Rochester, both in Mechanical Engineering. Mr. Helfer is a Johnson & Johnson certified Design for Six Sigma Black Belt and a New York State Professional Engineer. Mr. Helfer was employed by Biophan as Vice-President-Engineering in October 2001. A portion of Mr. Helfer's time is spent assisting with the research program of Biomed Solutions, LLC, a related company, for which Biophan is reimbursed.

      ROBERT S. BRAMSON is an engineer and patent attorney and since 1996 has been a partner in Bramson & Pressman, a law firm that focuses on patent and technology licensing matters. Since 1996 he has also been President of VAI Management Corp., a consulting firm that specializes in patent and technology licensing. He is former head of the Computer and Technology law group of Schnader, Harrison, Segal & Lewis (where he worked from 1968 to 1989); former Vice President and General Patent and Technology Counsel for Unisys (from 1989 to 1990); founder and former CEO of InterDigital Patents Corporation, a patent licensing company (from 1992 to 1995); former Licensing Counsel for Abbott Laboratories (from 1963 to 1966); and has been Adjunct Professor of Patent Law, Computer Law and (presently) Licensing Law at Temple Law School, Rutgers Law School and Villanova Law School at different times (from 1980 to date). Mr. Bramson has been a director of Biophan since July 2001.

      STEVEN KATZ is President of Steven Katz & Associates, Inc., a technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing since 1982. From January 2000 until October 2001, Mr. Katz was President and Chief Operating Officer of Senesco Technologies, Inc., a public company engaged in the development of proprietary genes with application to agro-biotechnology. From 1983 to 1984 he was the co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a biomaterials company. Prior to S.K.Y. Polymers, Inc., Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1980 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to
1974). Mr. Katz received a Bachelor of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of USA Technologies, Inc., a publicly held corporation, and several other private companies. Mr. Katz has been a director of Biophan since July 2001.

      ROSS B. KENZIE is a former Chairman and Chief Executive Officer of Goldome Bank, from which he retired in June 1989. He was previously Executive Vice President of Merrill Lynch & Co., in the New York worldwide headquarters, and is a former member of the Merrill Lynch & Co. Board of Directors. He is a former Director of the Federal Home Loan Bank of New York (from 1984 to 1988) and served on the boards of the National Council of Savings Institutions (from 1982 to 1986), the Federal Reserve Bank of New York, Buffalo Branch (from 1985 to
1987), and the Savings Banks Association of New York State (from 1984 to 1987). Mr. Kenzie was a Director of Millard Fillmore Hospitals (from 1982 to 1995)and is currently Past Chairman Emeritus. He served on the Board of the Kaleida Health, Education and Research Foundation (from 1998 to 2000) and is currently on its Investment Committee. He was a Director of the Health Systems Agency of Western New York (from 1988 to 1991), and was a member of the Western New York Commission on Health Care Reform (from 1987 to 1990). Mr. Kenzie was a member of the College Council of the State University College at Buffalo (from 1981 to
1998) and served as Chairman. He was a Director of the College's Foundation and a member of its Finance Committee (from 1984 to 1998) and is currently on its Investment Committee. He served on the Council of the Burchfield-Penney Art Center (from 1990 to 2001) and the Albright Knox Art Gallery (from 1983 to
1985). He is also a member of the Board, and the Chairman of the Investment Committee of the State University at Buffalo Foundation. Mr. Kenzie currently serves on the boards of several companies including the publicly held Rand Capital Corporation and many entrepreneurial ventures that are privately held, including the Boards of Members of Biomed Solutions LLC and Technology Innovations, LLC. Mr. Kenzie has been a director of Biophan since December 2000.

COMMITTEES

      The Board of Directors has an Audit Committee consisting of Messrs. Bramson, Katz and Kenzie and a Compensation Committee consisting of Messrs. Bramson, Katz and Kenzie. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Compensation Committee makes recommendations to the Board regarding executive and employee compensation and benefits.

COMPENSATION OF THE BOARD OF DIRECTORS

      Directors who are also our employees do not receive additional compensation for serving on the Board or its committees. Non-employee directors, for their services as directors, are paid an annual cash fee of $3,500 and a per-meeting fee of $1,000. Dr. Jaensch receives an additional $1,000 per month for serving as Chairman of the Board. In addition, non-employee directors receive options under our Stock Option Plan. All directors are reimbursed for their reasonable expenses incurred in attending Board meetings. Steven Katz receives an additional $3,000 per year for serving as Chairman of the Audit Committee. Otherwise, no additional compensation is paid to any director for serving as a member of any committee of the Board. We maintain directors and officers liability insurance.

CONFLICTS OF INTEREST

      Messrs. MacDonald, Helfer, Wood and other of our employees from time to time spend a portion of their time on the business affairs of Biomed or its affiliates, for which Biomed reimburses us a percentage of their salary and benefits. Our Board of Directors reviews this arrangement on a regular basis. Currently, Biomed reimburses us for less than 50% of the payroll costs of Messrs. MacDonald, Helfer, Wood and others. The Board of Directors does not believe that any conflicts of interest arise as a result of this policy, but it monitors the relationship on an ongoing basis.

      Michael Weiner devotes essentially his full business time to our company. His employment agreement with us requires a majority of his time, allowing him to attend to certain administrative duties of Technology Innovations, its subsidiary, Biomed, and Speech Compression Technologies, LP, an R&D partnership holding certain assets. Mr. Weiner is a member and the manager of Biomed and of Technology Innovations. Ross Kenzie, one of the Biophan directors, is on the Board of Members of each of Technology Innovations and Biomed. Biomed is in the business of identifying and acquiring technologies in the biomedical field for exploitation.

      Biomed is an investor in Nanoset, and Mr. Weiner serves on the board of Nanoset. Subsequent to the formation of Nanoset and Mr. Weiner's joining their board, Mr. Weiner learned that the nanomagnetic particle technology held by Nanoset might be applicable to the MRI safety goals of Biophan. Mr. Weiner brought this technology to our attention, and we eventually licensed the technology from Nanoset. Biomed holds a 33% interest in Nanoset. Our license agreement with Nanoset was negotiated based on arms-length negotiations. Mr. Weiner and Mr. Kenzie each abstained from voting on whether to approve the license agreement.

      Biomed is also a 25% investor in Myotech, LLC. Messrs. Weiner, MacDonald and Helfer serve on the board of managers of Myotech. Myotech is developing a biomedical device that does not compete with those being developed by us.

      Biomed has agreed that all intellectual property developed by the employees of Biomed that is in the area of MRI Safe and/or Image Compatible Technology (MRI Technology) and HIV Antisense will be assigned to us. Per this agreement, MRI Technology means the technology necessary to enable medical devices to be resistant to radio frequency and static and gradient electromagnetic fields produced by MRI machines. HIV Antisense is a method of treating HIV.

      Our independent directors will make all determinations and decisions relating to the issue involving Biomed and its affiliates described above, without the vote of either Mr. Weiner or Mr. Kenzie. In addition, the Board will act to ensure that Mr. Weiner and Mr. Kenzie discharge their obligations to us in accordance with their fiduciary duties to us.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

      o his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

      o his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

      This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

      As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. Biophan has purchased insurance under a policy that insures both Biophan and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SCIENTIFIC ADVISORY BOARD

      From time to time, we call upon the advice of members of our Scientific Advisory Board who currently serve without fixed cash compensation but are each entitled to receive 8,333 options upon completion of each year of membership. The members of our Board are:

      BRADFORD C. BERK, M.D., PH.D. - Since 1998, Dr. Berk has been Director, Center of Cardiovascular Research; Paul N. Yu Professor and Chief of Cardiology; Charles A. Dewey Professor and Chairman of Medicine, University of Rochester Medical Center. Dr. Berk has clinical expertise in adult cardiology and scientific expertise in cardiovascular medicine, particularly vascular biology.

      HERBERT A. HAUPTMAN, PH.D. - In 1970, Dr. Hauptman joined the crystallographic group of the Hauptman-Woodward Medical Research Institute (formerly the Medical Foundation of Buffalo) of which he became Research Director in 1972. He currently serves as President of the Hauptman-Woodward Medical Research Institute as well as Research Professor in the Department of Biophysical Sciences and Adjunct Professor in the Department of Computer Science at the University of Buffalo. He was awarded the 1985 Nobel Prize in Chemistry and was elected to the National Academy of Sciences in 1988.

      KEVIN PARKER, M.S., PH.D. - Dean Parker is a Professor of Electrical and Computer Engineering, Radiology, and Bioengineering at the University of Rochester. In 1998, Dr. Parker was named Dean of the School of Engineering and Applied Sciences.

      HENRY M. SPOTNITZ, M.D. - Since 1994, Dr. Spotnitz has been Vice-Chairman, Research and Information Systems Department of Surgery at Columbia Presbyterian Medical Center.

      JIANHUI ZHONG, PH.D. - Professor Zhong joined the University of Rochester in 1997 and is currently an Associate Professor of Radiology, Physics, and Biomedical Engineering, and Director of the MRI Research Group at the University Medical Center.

SPECIAL CONSULTANT TO THE SCIENTIFIC ADVISORY BOARD

      RAY KURZWEIL, B.S. - Founder, Chairman, and CEO of Kurzweil Technologies, Inc., a technology development company, since 1995. President Clinton awarded Mr. Kurzweil the National Medal of Technology in 1999, for his invention of the Kurzweil Reading Machine for the Blind. Mr. Kurzweil was inducted into the National Inventor's Hall of Fame in 2002, and received the Lemelson-MIT Prize in 2001. Mr. Kurzweil also developed Kurzweil Voice Recognition System, and Kurzweil Music Synthesizer.

                             EXECUTIVE COMPENSATION

      The following table summarizes the annual compensation paid to our named executive officers during the three years ended February 29, 2004:

--------------------------------------------------------------------------------
                                                                  Securities
                                                                  Underlying

   Name and Principal Position          Year        Salary       options/SARs
--------------------------------------------------------------------------------
Michael L. Weiner, CEO                 2/28/02     $150,600              --
--------------------------------------------------------------------------------
Michael L. Weiner, CEO                 2/28/03     $175,000         250,000
--------------------------------------------------------------------------------
Michael L. Weiner, CEO                 2/29/04     $175,000         300,000
--------------------------------------------------------------------------------
Robert J. Wood, CFO                    2/28/03     $109,461          50,000
--------------------------------------------------------------------------------
Robert J. Wood, CFO                    2/29/04     $129,000         125,000
--------------------------------------------------------------------------------
Stuart G. MacDonald,
Vice-President-Research                2/28/03     $116,057         100,000
--------------------------------------------------------------------------------
Stuart G. MacDonald,
Vice-President-Research                2/29/04     $153,846         200,000
--------------------------------------------------------------------------------
Jeffrey L. Helfer,
Vice-President-Engineering             2/28/03     $113,461         100,000
--------------------------------------------------------------------------------
Jeffrey L. Helfer,
Vice-President-Engineering             2/29/04     $153,846         200,000
--------------------------------------------------------------------------------

      Columnar information required by Item 402(a)(2) of Regulation SB has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named executive officers required to be reported in the table during fiscal years 2002 through 2004.

STOCK OPTIONS

      On June 22, 2001, the Board of Directors adopted the Biophan Technologies, Inc. 2001 Stock Option Plan. The Option Plan was amended on August 20, 2003. The Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Option Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of options for 7,000,000 shares. The Compensation Committee determines the individual employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. Non-employee directors participate pursuant to the formula set forth in the Option Plan. Each director receives an initial grant of options to purchase 20,000 shares, vesting on the first anniversary of the grant, and additional grants of options to purchase 20,000 shares on each succeeding anniversary of such director's election. On October 31, 2003, the board of directors made a special, one-time grant of options to purchase 60,000 shares to each non-employee director. As of February 29, 2004, we had granted options to purchase 6,869,993 shares of common stock under the option plan and 3,869,993 were outstanding.

        The following table summarizes information concerning stock options granted to the named executive officers during the last completed fiscal year ended February 29, 2004:

--------------------------------------------------------------------------------------------
                                                 Percent of
                                Number of          total
                                securities      options/SARs
                                underlying       granted to    Exercise or
                               options/SARs     employees in    base price     Expiration
           Name                granted (#)      fiscal year       ($/Sh)          date
--------------------------------------------------------------------------------------------
Michael L. Weiner                300,000           31.58%          $.18         10/31/13
--------------------------------------------------------------------------------------------
Robert J. Wood                   125,000           13.16%          $.18         10/31/13
--------------------------------------------------------------------------------------------
Stuart G. MacDonald              200,000           21.05%          $.18         10/31/13
--------------------------------------------------------------------------------------------
Jeffrey L. Helfer                200,000           21.05%          $.18         10/31/13
--------------------------------------------------------------------------------------------

      No named executive officer exercised options in the fiscal year ended February 29, 2004. The following table presents the number and values of exercisable and unexercisable options as of February 29, 2004:

--------------------------------------------------------------------------------------------------
                                                    Number of securities    Value of unexercised
                                                   underlying unexercised       in-the-money
                                                      options/ SARs at         options/SARs at
                            Shares                      FY-end (#)              FY-end ($)
                           acquired      Value          Exercisable/            Exercisable/
          Name            on exercise   realized       Unexercisable           Unexercisable
--------------------------------------------------------------------------------------------------
Michael L. Weiner            None         --          401,667/308,333        $384,750/$296,750
--------------------------------------------------------------------------------------------------
Robert J. Wood               None         --          124,583/150,417       $100,787 /$137,963
--------------------------------------------------------------------------------------------------
Stuart G. MacDonald          None         --          176,667/223,333        $146,100/$208,900
--------------------------------------------------------------------------------------------------
Jeffrey L. Helfer            None         --         156,667//243,333        $131,900/$223,100
--------------------------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

      Each of Michael L. Weiner, President and Chief Executive Officer; Stuart
G. MacDonald, Vice President of Research and Development; Robert J. Wood, Treasurer and Chief Financial Officer; and Jeffrey L. Helfer, Vice President of Engineering has entered into employment agreements with Biophan.

      Mr. Weiner's employment agreement has an initial term of three years with subsequent one-year renewal periods. His employment agreement may be terminated by us for cause or upon his death or disability. In the event of the disability of Mr. Weiner, termination of his employment agreement by us following a change in control or termination of his employment agreement by him for good reason, Mr. Weiner is entitled to receive (i) the unpaid amount of his base salary earned through the date of termination; (ii) any bonus compensation earned but not yet paid; and (iii) a severance payment equal to one (1) year of his then current salary. In addition, Mr. Weiner will be immediately vested in any options, warrants, retirement plan or agreements then in effect. Good Reason means (i) a material change of Mr. Weiner's duties, (ii) a material breach by us under the employment agreement, or (iii) a termination of Mr. Weiner's employment in connection with a change in control.

      As used in Mr. Weiner's employment agreement, "change in control" means
(1) our merger or consolidation with another entity where the members of our Board do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation immediately prior to the merger or consolidation, or
(2) the sale or other disposition of all or substantially all of our assets.

      In the event of termination for cause, all of Mr. Weiner's unexercised warrants and options, whether or not vested, will be canceled, and Mr. Weiner will not be eligible for severance payments. In the event of voluntary termination, all of Mr. Weiner's unvested warrants and options will be canceled and he will have three (3) months from the date of termination to exercise his rights with respect to the unexercised but vested options. He will not be eligible for severance payments.

      The employment agreements for each of Messrs. MacDonald, Wood and Helfer are terminable by either us or the employee upon 30 days' notice or by us for cause (as defined in their employment agreements) or upon the death or disability of the employee. However, each of them is entitled to receive severance equal to six months' base salary, payable in six equal consecutive monthly installments in the event that the employee is terminated by us within ninety (90) days following a change in control. In addition, under such circumstances each of them will be immediately vested in any options, warrants, retirement plan or agreements then in effect.

      For purposes of the employment agreements for Messrs. MacDonald, Wood and Helfer, "change in control" means (1) on the date of the merger or consolidation of Biophan with another entity where the members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation; (2) on the date Michael L. Weiner is terminated as CEO of the Company; or (3) on the date of the sale or other disposition of all or substantially all of the assets of Biophan.

      In the event of termination for cause, all unexercised warrants and options held by the applicable employee, whether or not vested, will be canceled and the employee will not be eligible for severance payments. In the event of voluntary termination, all unvested warrants and options will be canceled and the employee will have three (3) months from the date of termination to exercise his rights with respect to the unexercised but vested options.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The table below lists the beneficial ownership of our common stock, as of February 29, 2004, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and officers and by all of our directors and officers as a group.

Name and Address of                         Number of Shares
Beneficial Owner                        Beneficially Owned(1)(2)          Percent of Class(2)
-------------------                     ------------------------          -------------------
**Guenter H. Jaensch (3)                          801,667                       1.21%
964 Allamanda Drive
Delray Beach, FL 33483

**Michael L. Weiner (4)                         7,058,029                      10.44%
693 Summit Drive
Webster, NY 14580

Wilson Greatbatch (5)                           4,944,461                       7.46%
5935 Davison Road
Akron, NY 14001

**Robert S. Bramson (6)                            65,000                         *
1100 East Hector Street
Suite 410
Consohocken, PA 19428

**Ross B. Kenzie (7)                               65,000                         *
Cyclorama Bldg. Suite 100
369 Franklin Street
Buffalo, NY 14202

**Steven Katz (8)                                 120,000                         *
20 Rebel Run Drive
East Brunswick, NJ 08816

Robert J. Wood (9)                                214,583                         *
12 Peachtree Lane
Pittsford, NY 14534

Stuart G. MacDonald (10)                          266,667                         *
4663 East Lake Road
Pultneyville, NY 14538

Name and Address of                         Number of Shares
Beneficial Owner                        Beneficially Owned(1)(2)          Percent of Class(2)
-------------------                     ------------------------          -------------------
Jeffrey H. Helfer (11)                            306,667                         *
1153 Hidden Valley Trail
Webster, NY 14580

David A. Miller                                   100,500                         *
4004 Sunnyside Road
Sandpoint, ID 83864

Technology Innovations, LLC(12)                 5,656,501                       8.43%
150 Lucius Gordon Drive
Suite 215
West Henrietta, NY  14586

Biomed Solutions, LLC(13)                       5,355,857                       7.98%
150 Lucius Gordon Drive
Suite 215
West Henrietta, NY  14586

All Officers and Directors as a                 8,998,113                      13.05%
group (9 persons)

----------
*     Denotes less than one percent.

**    Denotes Member of the Board of Directors.

(1) Except as may be set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Applicable percentage of ownership is based on 65,945,011 shares outstanding as of February 29, 2004, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares subject to options or warrants currently exercisable or exercisable within 60 days after February 29, 2004 are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

(3) Includes 501,667 shares issuable upon exercise of options and warrants granted to Dr. Jaensch.

(4) Michael L. Weiner is a member and the manager of Technology Innovations, LLC, which is the majority owner of Biomed Solutions, LLC. Mr. Weiner is also the Manager of Biomed. Mr. Weiner's calculation includes 4,175,857 shares owned beneficially and of record by Biomed and 300,644 shares owned beneficially and of record by Technology Innovations. Includes 1,180,000 shares issuable upon exercise of warrants held by Biomed and 491,667 shares issuable upon exercise of options held by Mr. Weiner.

(5) Includes 4,459,468 shares owned of record and beneficially by Greatbatch Gen-Aid, Ltd., an entity owned by Wilson Greatbatch, and 109,993 shares owned by E. & W.G. Foundation, a private foundation of which Mr. Greatbatch is co-trustee. Also includes 225,000 shares issuable upon exercise of options held by Mr. Greatbatch and 150,000 shares issuable upon exercise of warrants held by Mr. Greatbatch.

(6)   Includes 65,000 shares issuable upon exercise of options held by Mr.
      Bramson.

(7) Includes 65,000 shares issuable upon exercise of options held by Mr. Kenzie. Does not include shares owned beneficially or of record by Biomed or by Technology Innovations. Mr. Kenzie is the Manager and an equity member of Biophan Ventures, LLC, which is the 43% equity member in Biomed; he is also the Manager of Patent Ventures LLC, which is the Class A Member of Technology Innovations. Mr. Kenzie and Mr. Weiner comprise the Board of Members of Biomed; Mr. Kenzie serves on the Board of Members of Technology Innovations.

(8)   Includes 120,000 shares issuable upon exercise of options held by Mr.
      Katz.

(9) Includes 154,583 shares issuable upon exercise of options and warrants held by Mr. Wood.

(10) Includes 206,667 shares issuable upon exercise of options and warrants held by Mr. MacDonald.

(11) Includes 206,667 shares issuable upon exercise of options and warrants held by Mr. Helfer.

(12) Includes 4,175,857 shares owned beneficially and of record by Biomed and 1,180,000 shares issuable upon exercise of warrants held by Biomed. Technology Innovations, LLC is the majority owner of Biomed Solutions, LLC.

(13) Includes 1,180,000 shares issuable upon exercise of warrants held by Biomed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      (1) Michael L. Weiner, President and Chief Executive Officer of Biophan, is the Manager and a 42.7% equity member of Technology Innovations, LLC., a 57% equity member of Biomed Solutions, LLC (formerly Biophan, LLC). Mr. Weiner is also the Manager of Biomed. He and Ross Kenzie make up the Board of Members of Biomed. Biomed is the record owner of 662,857 shares of common stock of Biophan; Technology Innovations is the record owner of 300,644 shares of common stock of Biophan. As Manager of Technology Innovations and Biomed, Mr. Weiner has control over these entities. Mr. Weiner is also on the board of Nanoset, LLC, an entity owned in part by Biomed Solutions, and with which we have entered into a technology license agreement.

      (2) On December 1, 2000, Biomed received 10,759,101 shares of Biophan's common stock in exchange for its shares of LTR Antisense Technology, Inc. Most of those shares have been distributed to the members of Biomed and their members.

      (3) On December 1, 2000, Biomed transferred its MRI-compatible pacemaker patent pending and related technology to Biophan for a future payment of $500,000. This obligation bears interest at 8% per annum from February 28, 2002, and has been extended several times, to June 1, 2004. After June 1, 2004, principal and interest are payable in 12 equal monthly installments. Since November 30, 2002, this entire obligation has been convertible into common shares of Biophan at a conversion price equal to the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. On February 10, 2004, Biomed transferred $300,000 of this obligation to SBI Brightline Consulting, LLC and converted the remaining balance of $200,000 into shares of our common stock common. On the same date, SBI converted the $300,000 obligation transferred to it into shares of our common stock.

      (4) On June 4, 2002, we executed a line of credit agreement with Biomed providing for borrowings up to $250,000. On August 19, 2002, the line was increased by $100,000 and the expiration date thereof for that portion of the line was set at August 19, 2003. The payment date of amounts borrowed under the original line was extended to December 1, 2002. On November 7, 2002, the maturity date of the line was extended until such time as the financing contemplated by the Spectrum stock purchase agreement commenced. It was later extended to June 1, 2004. On February 10, 2004, all outstanding balances under the line of credit were converted to common stock in accordance with the terms of the credit agreement.

      (5) Biomed holds warrants to purchase a total of 1,180,000 shares of our common stock. On March 1, 2001, it received warrants to purchase 200,000 shares at an exercise price of $1.00 in consideration of management effort and expense incurred on our behalf. On June 4, 2002, it received warrants to purchase 100,000 shares at an exercise price of $1.00 in consideration of the extension of the due date for the Transfer Agreement payment, and warrants to purchase 75,000 shares at an exercise price of $1.00 in consideration of the grant of the line of credit. (Wilson Greatbatch also received 150,000 warrants in consideration of the extension of the due date of the Transfer Agreement payment). On August 19, 2002, Biomed received warrants to purchase 30,000 shares in consideration of the increase in the line of credit commitment, and warrants to purchase 275,000 shares for additional extensions of the payment terms of the Transfer Agreement payment. On that date, the exercise price for all 680,000 warrants then held by Biomed was set at the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. On November 7, 2002, Biomed was granted warrants to purchase an additional 500,000 shares at an exercise price of $.50 per share in consideration of another extension of the Transfer Agreement payment. Each extension of the Transfer Agreement payment enabled us to retain the MRI-compatible technology that we acquired under the Transfer Agreement. In connection with each issuance of warrants to Biomed, our board of directors determined, without the vote of Mr. Weiner or Mr. Kenzie, that the consideration received by us was fair and adequate consideration for the warrants issued.

      (6) During the years ended February 28, 2003 and 2002, Biomed and Technology Innovations paid expenses on our behalf aggregating $128,411 and $253,014, respectively. These advances did not bear interest and were subsequently repaid.

      (7) On January 1, 2001, Wilson Greatbatch was granted 250,000 options at an exercise price of $.50 for his consulting services to us and 8,333 options at an exercise price of $.50 as former Chairman of the Scientific Advisory Board. As a consultant Mr. Greatbatch assisted us in the development of our photonic pacemaker by providing design and engineering services. The board of directors determined that the value of the consulting services was fair and adequate consideration for the options issued. We recorded compensation expense of $9,200 with respect to those options. Through his ownership of Greatbatch Gen-Aid, Ltd. and his co-trusteeship of a private foundation, E.& W.G. Foundation, he is the beneficial owner of 4,919,509 common shares of our common stock. He also received consideration from Biomed in connection with transfer of the MRI-compatible pacemaker technology to Biophan. On June 4, 2002, he received warrants to purchase 150,000 shares of our common stock with an exercise price of $1.00 in consideration of the extension of the payment due under the Transfer Agreement. Greatbatch Gen-Aid holds a 3.5% membership interest (11 Units) in Technology Innovations.

      On February 28, 2001, we entered into a research and development agreement with Greatbatch Enterprises Corporation. Mr. Greatbatch is the CEO and majority stockholder of Greatbatch Enterprises. Under the agreement, Greatbatch Enterprises undertook certain technology development and testing, for which we paid Greatbatch Enterprises an aggregate of $297,000. The agreement terminated in December 2002 with the completion of animal testing by Greatbatch Enterprises.

      (8) On March 1, 2002, Dr. Guenter H. Jaensch was granted options to purchase 250,000 shares at an exercise price of $.10 per share and on July 16, 2002 was granted additional options to purchase 100,000 shares at an exercise price of $.43 per share, in each case for consulting services he provided to us. As a consultant, Dr. Jaensch assisted us in developing our strategic plan, attended trade shows, and arranged and met with potential customers and strategic partners. The Board of Directors determined that the value of the consulting services was fair and adequate consideration for the options issued. We valued the options at $36,900 and $592,500, respectively.

      (9) All transactions discussed above are considered by the Board of Directors to have been consummated on terms approximately equivalent to those that might have prevailed in arms-length transactions with unaffiliated parties under similar circumstances.

                            DESCRIPTION OF SECURITIES

      The following summary is a description of our common stock and certain provisions of our Articles of Incorporation, Bylaws and Nevada law.

GENERAL

      Our authorized capital consists of 80,000,000 shares of common stock, par value $.005 per share.

COMMON STOCK

      As of February 29, 2004, we had 65,945,011 shares of common stock outstanding. Each share of our common stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Articles of Incorporation nor our Bylaws contain any provisions which limit or restrict the ability of another person to take over our company; however, our Bylaws do permit our Board of Directors to be classified.

OPTIONS AND WARRANTS

      As of February 29, 2004, we had outstanding options to purchase an aggregate of 3,869,993 shares of our common stock pursuant to our 2001 Stock Option Plan. The exercise prices for these options range from $.10 per share to $1.00 per share, and the weighted-average exercise price for all of the options is $.39 per share. These options are held by directors, officers, key employees and consultants. As of February 29, 2004, options to purchase 2,514,161 shares were exercisable.

      As of February 29, 2004, we also had outstanding warrants to purchase an additional 3,930,536 shares of our common stock. The exercise prices for these warrants range from $.10 per share to $1.00 per share, and the weighted-average exercise price for all of the warrants is $.50 per share.

CERTAIN STATUTORY PROVISIONS OF THE NEVADA REVISED STATUTES

      Sections 78.411 through 78.444 of the Nevada Revised Statutes provide, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes (Interested Stockholder) may not engage in certain "Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

      Section 78.416 defines the term "Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could have the effect of delaying, deferring or preventing a change of control of our company. Our stockholders, by adopting an amendment to our Articles of Incorporation or Bylaws, may elect not to be governed by these provisions. Neither our Articles of Incorporation nor Bylaws currently excludes us from these restrictions.

      The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the director or officer in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. Our Bylaws contain a provision implementing this statute.

TRANSFER AGENT

      The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004-1123.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

CONCURRENT REGISTRATION

      We have registered under the Securities Act the resale by the holders thereof of 18,991,222 shares of our common stock that were or may be issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act. Of these shares, 4,510,000 represented shares that were issuable upon the exercise of then outstanding warrants. Through February 29, 2004, warrants to purchase 995,940 of these shares have been exercised. Such registration also included 8,960,000 shares that may have been issued to Spectrum under a stock purchase agreement between us and Spectrum Advisors, Ltd. Of the 8,960,000 shares registered for resale by Spectrum, 3,325,757 shares have been issued to and resold by Spectrum and 5,634,243 will never be issued because the Spectrum stock purchase agreement has been terminated. Such registration is separate from the registration of the 12,513,000 shares of our common stock covered by this prospectus.

SALE OF RESTRICTED SHARES

      Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                              SELLING STOCKHOLDERS

      The securities being offered hereunder are being offered by SBI Brightline Consulting, LLC and Biomed Solutions, LLC, the selling stockholders. The selling stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 12,513,000 shares of our common stock.

      Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because neither selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will own after the offering.

      Pursuant to the SBI stock purchase agreement between SBI and us and the registration rights agreement between Biomed, SBI and us, all expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by either selling stockholder in connection with its sale of shares.

      The following table sets forth, with respect to each selling stockholder
(i) the number of shares of common stock beneficially owned as of February 10, 2004 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder.

                                      PRIOR TO OFFERING                           AFTER OFFERING(1)
                                      -----------------                           -----------------
           NAME                      SHARES       PERCENT    SHARES OFFERED      SHARES     PERCENT
           ----                      ------       -------    --------------      ------     -------
Biomed Solutions, LLC(2)           5,355,857(3)    8.0%       3,513,000        1,842,857(3)    2.8%
SBI Brightline Consulting, LLC(4)  3,000,000       4.6%       9,000,000(5)             0       0.0%

----------
(1) For purposes of this table, we have assumed that each selling stockholder will sell in this offering all shares covered by this prospectus.

(2) For a summary of certain relationships and transactions between us and Biomed, please refer to items (1) through (6) under the section of this prospectus titled "Certain Relationships and Related Transactions". Technology Innovations, LLC and Michael L. Weiner share voting and dispositive power over shares held by Biomed Solutions, LLC.

(3) Includes 1,180,000 shares issuable upon exercise of warrants held by Biomed.

(4) SBI is controlled by SBI USA, LLC, which is in turn controlled by Shelly Singhal and John Wong. SBI USA and Messrs. Singhal and Wong may be deemed to share the beneficial ownership of securities owned by SBI. SBI USA is associated with, but is not owned or controlled by First Securities USA, LLC, a registered broker-dealer. First Securities USA, LLC has agreed to exercise regulatory supervision over SBI USA with respect to matters related to securities regulation. On December 18, 2002, we issued warrants to purchase 2,000,000 shares at $1.00 per share and 1,000,000 shares at $1.50 per share, to SBI USA as consideration for the execution of an agreement to provide financial advisory services with an estimated fair value of $20,000. On April 25, 2003, we terminated the financial advisory agreement with the agreement of SBI USA, and SBI USA surrendered the warrants to us without additional consideration. On October 1, 2003 we entered into a stock purchase agreement with SBI pursuant to which SBI agreed to purchase up to 11,000,000 shares of our common stock at fixed prices ranging from $.15 to $.40 per share. We sold SBI 11,000,000 shares pursuant to the stock purchase agreement between December 3, 2003 and January 12, 2004 for an aggregate purchase price of $2.9 million.

(5) The shares offered includes 6,000,000 shares that may be issued by us to SBI pursuant to the SBI stock purchase agreement. None of those shares have been issued as of the date of this prospectus.

                              PLAN OF DISTRIBUTION

GENERAL

      Shares of common stock offered through this prospectus may be sold from time to time by the selling stockholders, including their transferees, pledgees, donees or successors. The shares may be sold directly or, alternatively, through underwriters, broker-dealers or agents. If the shares are sold through underwriters, broker-dealers or agents, the applicable selling stockholder will be responsible for underwriting discounts or commissions or agents' commissions. Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve block transactions) (i) in the over-the-counter market, (ii) on any securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (iii) in transactions otherwise than in the over-the-counter market or on such exchanges or services, or (iv) through the writing of options.

      The selling stockholders may enter into hedging transactions with respect to our shares with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume. The selling stockholders may also sell our common stock short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities. Material amounts of short selling of our common stock could contribute to progressive declines in the trading price of our common stock. SBI has agreed not to directly or indirectly engage in short sales or otherwise participate in short selling of our common stock prior to August 5, 2005.

      Each selling stockholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. The selling stockholders may sell the shares in any manner permitted by law, including one or more of the following:

      o a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

      o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

      o ordinary brokerage transactions in which the broker solicits purchasers; and

      o     privately negotiated transactions.

      In the event that the sale of any shares covered by this prospectus qualifies for an exemption from the registration requirements of the Securities Act, such shares may be sold pursuant to that exemption rather than pursuant to this prospectus.

USE OF UNDERWRITERS, BROKERS, DEALERS OR AGENTS

      If a selling stockholder effects sales of shares through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      If a selling stockholder sells shares through an underwriter, broker, dealer or agent, the selling stockholder may agree to indemnify such underwriter, broker, dealer or agent against certain liabilities arising from such sale, including liabilities arising under the Securities Act. We have been informed by each selling stockholder that there are no existing arrangements between it and any underwriter, broker, dealer or agent relating to the distribution of the shares.

TREATMENT OF SBI AS STATUTORY UNDERWRITER

      SBI is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with its resale of shares pursuant to this prospectus. We will not receive any of the proceeds from the resale of shares, although we will receive the consideration payable by SBI for the shares at the time we sell the shares to SBI pursuant to the stock purchase agreement.

      SBI will purchase shares from us under the stock purchase agreement at fixed prices. The difference between what SBI pays to us for the shares and the amount for which SBI sells the shares may be viewed as underwriting discounts or commissions. Similarly, the difference between the effective price per share that SBI paid Biomed for the debt that was converted into shares and the amount for which SBI sells the shares may be viewed as underwriting discounts or commissions. Because we do not know when or the price at which SBI will sell the shares, it is not possible to quantify these potential discounts or commissions.

      We have advised SBI that it is subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under Regulation M, SBI, its affiliates and anyone participating in a distribution of the shares may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while SBI is distributing shares covered by this prospectus.

REGISTRATION OBLIGATIONS

      Under the SBI stock purchase agreement and a registration rights agreement between Biomed, SBI and us, we have agreed to register the shares for resale by SBI and Biomed under the Securities Act and to maintain the effectiveness of that registration until the earliest date on which:

      o all the shares acquired by covered by this prospectus have been disposed of pursuant to the registration statement,

      o all shares acquired by covered by this prospectus that are then held by the selling stockholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or

      o we have determined that all shares covered by this prospectus that are then held by the selling stockholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

SBI's status as a statutory underwriter may limit its sale of shares to qualify for an exemption from applicable securities registration requirements.

      The selling stockholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated thereunder in connection with its sale of the shares. Each selling stockholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. Pursuant to the stock purchase agreement and registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities including liabilities under the Securities Act and each selling stockholder has agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

      We will pay the costs of registering the shares as contemplated by the stock purchase agreement and registration rights agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $57,000.

                                  LEGAL MATTERS

      The validity of the issuance of the common stock offered hereby will be passed upon for us by Nixon Peabody LLP, Rochester, New York.

                                     EXPERTS

      The financial statements of Biophan as of February 28, 2003 and for each of the two years in the period then ended, appearing in this prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Biophan files current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. Biophan has filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

      For further information with respect to Biophan and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                              FINANCIAL STATEMENTS

BIOPHAN TECHNOLOGIES, INC.
 AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

  Independent Auditor's Report                                               F-2
  Consolidated Balance Sheet, February 28, 2003                              F-3
  Consolidated Statements of Operations, Years Ended                         F-4
    February 28, 2003 and 2002, and from August 1, 1968
    (Date of Inception)
    through February 28, 2003

  Consolidated Statement of Stockholders' Deficiency                         F-5
    From August 1, 1968 (Date of Inception) through
    February 28, 2003

  Consolidated Statements of Cash Flows, Years Ended                         F-8

February 28, 2003 and
    2002 and from August 1, 1968 (Date of Inception) through February 28, 2003

  Notes to Consolidated Financial Statements                                F-10

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

  Independent Accountant's Report                                           F-17
  Condensed Consolidated Balance Sheets, November 30, 2003                  F-18
    and February 28, 2003

  Condensed Consolidated Statements of Operations, Three Months and Nine    F-19
    Months Ended November 30, 2003 and 2002, and from
    August 1, 1968 (Date of Inception) through November 30, 2003

  Condensed Consolidated Statements of Cash Flows, Nine Months Ended        F-20
    November 30, 2003 and 2002 and from August 1, 1968 (Date of Inception) through November 30, 2003

  Notes to Condensed Consolidated Financial Statements                      F-22

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Biophan Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Biophan Technologies, Inc. and Subsidiaries (a development stage company) as of February 28, 2003, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period then ended, and the amounts in the cumulative column in the consolidated statements of operations, stockholders' deficiency, and cash flows for the period from August 1, 1968 (date of inception) to February 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2003 and the results of their operations and their cash flows for each of the two years in the period then ended and the amounts included in the cumulative column in the consolidated statements of operations and cash flows for the period from August 1, 1968 to February 28, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 13, 2003

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                      CONSOLIDATED BALANCE SHEET
================================================================================

FEBRUARY 28, 2003
--------------------------------------------------------------------------------

ASSETS

Current assets:

 Cash                                                               $    48,935
 Investments in marketable securities                                   302,000
 Advances receivable                                                     10,127
 Due from related party                                                  24,368
 Prepaid expenses                                                        90,923
--------------------------------------------------------------------------------
   Total current assets                                                 476,353
--------------------------------------------------------------------------------

Fixed assets - at cost, net                                              63,232
--------------------------------------------------------------------------------

Other assets:

 Intellectual property rights                                            70,000
 Security deposit                                                         2,933
 Deferred equity placement costs                                         70,538
 Deferred tax asset, net of valuation allowance of $2,120,000                --
--------------------------------------------------------------------------------
                                                                        143,471
--------------------------------------------------------------------------------
                                                                    $   683,056
================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:

 Accounts payable and accrued expenses                              $   343,216
 Loan payable to stockholder                                            143,570
 Payable to related party                                               300,000
 Due to related party                                                     9,401
--------------------------------------------------------------------------------
   Total current liabilities                                            796,187
--------------------------------------------------------------------------------
Long-term payable to related party, less discount                        83,333
--------------------------------------------------------------------------------

Stockholders' deficiency:
 Common stock - $.005 par value:
   Authorized, 60,000,000 shares

   Issued and outstanding, 37,634,693 shares                            188,173
 Additional paid-in capital                                           7,588,520
 Deficit accumulated during the development stage                    (7,973,157)
--------------------------------------------------------------------------------
                                                                       (196,464)
--------------------------------------------------------------------------------
                                                                    $   683,056
================================================================================

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                                            CONSOLIDATED STATEMENT OF OPERATIONS
================================================================================

                                                                                      Period from
                                                                                       August 1,
                                                                                      1968 (date of
                                                      Year ended       Year ended     inception) to
                                                      February 28,    February 28,     February 28,
                                                         2003             2002           2003
---------------------------------------------------------------------------------------------------
Operating expenses:
 Salaries and related                                $    648,304     $    461,629     $  1,169,794
 Research and development                               1,373,124          949,124        2,435,292
 Professional fees                                        522,115        1,310,916        1,871,716
 Write-down of intellectual property rights                40,000                           530,000
 General and administrative                               582,174          475,520        1,084,254
---------------------------------------------------------------------------------------------------
Operating loss                                         (3,165,717)      (3,197,189)      (7,091,156)
---------------------------------------------------------------------------------------------------
Other income (expense):
 Interest expense                                        (447,853)        (540,543)      (1,001,396)
 Interest income                                           17,083           26,061           44,763
 Other income                                             187,040           42,035          229,075
 Other expense                                            (28,805)         (36,281)         (65,086)
---------------------------------------------------------------------------------------------------
Total other expenses, net                                (272,535)        (508,728)        (792,644)
---------------------------------------------------------------------------------------------------
Loss from continuing operations                        (3,438,252)      (3,705,917)      (7,883,800)

Loss from discontinued operations                                                           (89,357)
---------------------------------------------------------------------------------------------------
Net loss                                             $ (3,438,252)    $ (3,705,917)    $ (7,973,157)
===================================================================================================
Loss per common share - basic and diluted            $      (0.11)    $      (0.14)
===================================================================================================
Weighted average shares outstanding                    31,731,051       27,000,962
===================================================================================================

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
================================================================================

PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2003
--------------------------------------------------------------------------------

                                                                                           Deficit
                                                                                         Accumulated
                                                             Additional     During the   Stockholders'
                                                Number         Common        Paid-in      Development      Equity
                                              of Shares        Stock         Capital        Stage       (Deficiency)
--------------------------------------------------------------------------------------------------------------------
1969 - 14,130 shares issued for services
 for $.05 per share                               14,130      $      70      $     637                   $     707

1970 - 1,405,000 shares issued for mining
 rights for $.05 per share                     1,405,000          7,025         63,225                      70,250

1970 - 55,500 shares issued for services
 for $.05 per share                               55,500            278          2,497                       2,775

1973 - 10,000 shares issued for services
 for $.05 per share                               10,000             50            450                         500

1976 - 500 shares issued for services
 for $.05 per share                                  500              3             22                          25

1978 - 12,000 shares issued for services
 for $.05 per share                               12,000             60            540                         600

1980 - 225,000 shares issued for services
 for $.05 per share                              225,000          1,125         10,125                      11,250

1984 - 20,000 shares issued for services
 for $.05 per share                               20,000            100            900                       1,000

1986 - 10,000 shares issued for services
 for $.05 per share                               10,000             50            450                         500

1990 - 10,000 shares issued for services
 for $.05 per share                               10,000             50            450                         500

1993 - 25,000 shares issued for services
 for $.05 per share                               25,000            125          1,125                       1,250

Net loss from inception through
 February 28, 1998                                                                          (89,357)       (89,357)
--------------------------------------------------------------------------------------------------------------------
Balance at February 28, 1998                   1,787,130          8,936         80,421      (89,357)            --

1999 - 10,000 shares issued for services
 for $.05 per share                               10,000             50            450                   $     500

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
================================================================================

PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2003
--------------------------------------------------------------------------------

                                                                                         Deficit
                                                                                       Accumulated
                                                                           Additional   During the    Stockholders'
                                                  Number        Common      Paid-in    Development      Equity
                                                of Shares       Stock       Capital       Stage       (Deficiency)
-------------------------------------------------------------------------------------------------------------------
1999 - 1,000,000 shares issued for services
 for $.005 per share                            1,000,000                                     5,000          5,000

Net loss for the year ended
 February 28, 1999                                                                           (5,500)        (5,500)
-------------------------------------------------------------------------------------------------------------------
Balance at February 28, 1999                    2,797,130        13,986        80,871       (94,857)            --

2000 - 1,000,200 shares issued
 for services for $.005 per share               1,000,200         5,001                                      5,001

Net loss for the year ended
 February 29, 2000                                                                           (5,001)        (5,001)
-------------------------------------------------------------------------------------------------------------------
Balance at February 29, 2000                    3,797,330        18,987        80,871       (99,858)            --

2000 - 250,000 shares issued for services
 for $.005 per share                              250,000         1,250                                      1,250

2000 - Expenses paid by stockholder                                             2,640                        2,640

2000 - 10,759,101 shares issued for
 acquisition of Antisense Technology,
  Inc                                          10,759,101        53,795       121,205                      175,000

2000 - 10,759,101 shares issued for cash
 for $.005 per share                           10,759,101        53,796       121,204                      175,000

Net loss for the year ended
 February 28, 2001                                                                         (729,130)      (729,130)
-------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2001                   25,565,532       127,828       325,920      (828,988)      (375,240)

2001 - 2,399,750 shares issued for cash
 for $1.00 per share                            2,399,750        11,999     2,387,751                    2,399,750

2001 - 468,823 shares issued for interest         468,823         2,344       466,479                      468,823

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
================================================================================

PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2003
--------------------------------------------------------------------------------

                                                                                                    Deficit
                                                                                                  Accumulated
                                                                                     Additional    During the       Stockholders'
                                                      Number            Common        Paid-in      Development         Equity
                                                     of Shares           Stock        Capital         Stage         (Deficiency)
---------------------------------------------------------------------------------------------------------------------------------
2001 - Redemption of 200,000 shares                    (200,000)         (1,000)                                         (1,000)

2001 - 1,315,334 shares issued upon
 conversion of bridge loans at $.75
  per share                                           1,315,334           6,576         979,924                         986,500

2001 - Offering costs associated with
 share issuances for cash                                                             (254,467)                        (254,467)

2002 - Grant of stock options for services                                              702,800                         702,800

Net loss for the year ended
 February 28, 2002                                                                                   (3,705,917)     (3,705,917)
---------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2002                         29,549,439         147,747       4,608,407      (4,534,905)        221,249

2002 - Shares issued for cash for
  $.34 per share                                        993,886           4,969         337,461                         342,430
2002 - Shares issued for cash for
  $.15 per share                                      1,192,874           5,964         167,002                         172,966
2002 to 2003 - Shares issued for cash for
  $.25 per share                                      5,541,100          27,706       1,357,569                       1,385,275
2002 to 2003 - Shares issued as commissions
  on offerings                                          357,394           1,787          (1,787)                             --
2002 to 2003 Cash commissions on offerings                                             (119,488)                       (119,488)
Offering costs                                                                          (45,644)                        (45,644)
Grant of stock options for services                                                     485,000                         485,000
Intrinsic value of beneficial conversion feature
  of note payable and MRI liability                                                     800,000                         800,000
Net loss for the year ended
  February 28,2003                                                                                   (3,438,252)     (3,438,252)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2003                         37,634,693     $   188,173     $ 7,588,520     $(7,973,157)    $  (196,464)
===============================================================================================================================

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
================================================================================

                                                                                             Period from
                                                                                              August 1,
                                                                                            1968 (date of
                                                               Year ended     Year ended    inception) to
                                                               February 28,   February 28,   February 28,
                                                              -----------    -----------    -----------
Cash flows from operating activities:
 Net loss                                                     $(3,438,252)   $(3,705,917)   $(7,973,157)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation                                                   25,601         14,762         40,530
    Realized and unrealized losses on marketable securities        28,805         38,143         66,948

    Amortization of interest on convertible notes payable         383,333             --        383,333

    Write-down of intellectual property rights                     40,000             --        530,000
    Amortization of discount on payable to related party               --         62,000         75,000

    Issuance of common stock for services                              --        101,108
    Issuance of common stock for interest                         468,823        468,823
    Grant of stock options for services                           485,000        702,800      1,187,800
    Expenses paid by stockholder                                       --             --          2,640
    Changes in operating assets and liabilities:
     Increase in advances receivable                              (10,127)            --        (10,127)
     Increase in due from related parties                         (24,368)            --        (24,368)
     (Increase) decrease in prepaid expenses                          896        (91,819)       (90,923)
     Increase in security deposits                                     --         (2,933)        (2,933)
     Increase in accounts payable and accrued expenses            214,176         18,184        329,885
     Decrease in due to related parties                            (6,948)      (153,787)       (34,095)

      Net cash used in operating activities                    (2,301,884)    (2,649,744)    (4,949,536)

Cash flows from investing activities:

 Purchases of fixed assets                                         (7,951)       (90,811)      (103,762)
 Sales of marketable securities                                   540,000        377,270        917,270
 Purchases of marketable securities                              (302,000)      (984,218)    (1,286,218)

      Net cash provided by (used in) investing activities         230,049       (697,759)      (472,710)

Cash flows from financing activities:

 Proceeds of bridge loans                                              --        986,500        986,500
 Loan from stockholder                                            143,570             --        143,570
 Line of credit borrowing from related party                      300,000        300,000
 Net proceeds from sales of capital stock                       1,735,539      2,201,110      4,111,649
 Deferred equity placement costs                                  (70,538)            --        (70,538)

     Net cash provided by financing activities                  2,108,571      3,187,610      5,471,181

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
================================================================================

                                                                                                     Period from
                                                                                                      August 1,
                                                                                                    1968 (date of
                                                                         Year ended    Year ended   inception) to
                                                                        February 28,  February 28,   February 28,
                                                                            2003         2002           2003
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                        36,736      (159,893)        48,935

Cash and cash equivalents at beginning of period                            12,199       172,092             --
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                               $  48,935     $  12,199      $  48,935
==================================================================================================================

Supplemental schedule of noncash investing and financing activities:

  Intellectual property acquired through issuance of common
    stock and assumption of related party payable                                                     $ 175,000
==================================================================================================================

  Acquisition of intellectual property rights                                                         $ 425,000
==================================================================================================================
  Issuance of common stock upon conversion of bridge loans                             $ 986,500      $ 986,500
==================================================================================================================

                 See notes to consolidated financial statements

                                     BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                   (A DEVELOPMENT STAGE COMPANY)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                               FEBRUARY 28, 2003
================================================================================

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan") and its wholly owned subsidiaries, LTR Antisense Technology, Inc. ("Antisense")and MRIC Drug Delivery Systems, LLC ("MRIC") (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is in the development stage and is expected to remain so for at least the next 12 months. The Company is developing technologies that make biomedical devices safe for use in an MRI (Magnetic Resonance Imaging) machine.

The Company was incorporated under the laws of the State of Idaho on August 1, 1968. On January 12, 2000, the Company changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc.

The Company has not generated any revenue throughout its history. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

On December 1, 2000, the Company acquired LTR Antisense Technology, Inc., a New York corporation ("LTR"), from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company ("Biomed"), in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary of the Company. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, originally dated December 1, 2000 and subsequently amended, by and among the Company, LTR and Biomed. LTR owns multiple patents for proprietary HIV antisense gene therapy technology.

In connection with the exchange, the Company (i) issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and (ii) issued an aggregate of 10,759,101 shares of common stock to a group of investors for $175,000. Also on December 1, 2000, the Company acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed (the "Assignment"), for future consideration of $500,000 ("MRI technology purchase liability payable") The Assignment was consummated pursuant to, and in accordance with, an Assignment and Security Agreement, originally dated December 1, 2000 and subsequently amended, by and between the Company and Biomed.

For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in operations.

Depreciation of fixed assets is provided by the straight- line method over the estimated useful lives of the related assets. Amortization of acquired intellectual property rights is provided by the straight-line method over 17 years. Costs for internally developed intellectual property rights with indeterminate lives are expensed as incurred.

At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that affect continuity of the business.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share, as the effect would be antidilutive.

The Company has elected to apply Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options issued to employees (intrinsic value) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

Year ended February 28,                                 2003             2002
--------------------------------------------------------------------------------
Net loss - as reported                               $3,438,252       $3,705,917

Add: Stock-based employee compensation
 Expense included in reported net loss,
 net of related tax effects                             458,000          268,000

Deduct:  Total stock-based employee
 compensation expense determined
 under fair value based method for
 all awards, net of related tax effects                 524,000          280,000
--------------------------------------------------------------------------------
Net loss - pro forma                                 $3,372,252       $3,693,917
================================================================================
Basic and diluted loss
 per share - as reported                             $      .11       $      .14
================================================================================
Basic and diluted loss
 per share - pro forma                               $      .11       $      .14
================================================================================

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2003 were (i) risk-free interest rates of 3.05% through 4.75%, (ii) expected lives of 5 to 10 years, (iii) expected volatility of 90%, and (iv) expected dividends of zero.

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2002 were (i) risk-free interest rates of 4.27% and 4.87%, (ii) expected life of nine years, (iii) expected volatility of 90.%, and (iv) expected dividends of zero.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.    INVESTMENTS IN MARKETABLE SECURITIES:

Investments in trading securities are summarized as follows at February 28, 2003:

                                                            Gross
                                                        Unrealized Fair
                                                   Cost    Gain/Loss      Value
--------------------------------------------------------------------------------
Corporate debt securities                        $302,000   $ --        $302,000
================================================================================

There were no unrealized holding losses on trading securities for the year ended February 28, 2003.

3.    PREPAID EXPENSES:

Prepaid expenses at February 28, 2003 consist of the following:

      Prepaid consulting fees                                       $53,933
      Prepaid                                                        18,865
      Prepaid supplies                                               18,125
                                                                    -------
                                                                    $90,923
                                                                    =======

4.    FIXED ASSETS:

Fixed assets, at cost, consist of the following:

                                                                   Depreciation/
                                                                   Amortization
                                                                      Period
--------------------------------------------------------------------------------
Furniture & Equipment                              $ 39,320          5-7 years
Computers                                            10,283          5 years
Internet Website                                     54,159          7 years
                                                                       103,762
--------------------------------------------------------------------------------
Less accumulated depreciation                       (40,530)
-----------------------------------------------------------
                                                   $ 63,232

Depreciation expense for the years ended February 28, 2003 and 2002 amounted to $25,601 and $14,762, respectively. Depreciation expense for the period from August 1, 1968 (Date of Inception) to February 28, 2003 as $40,530.

5.    INTELLECTUAL PROPERTY RIGHTS:

Intellectual property rights were acquired on December 1, 2000 and encompass two areas: (1) The utilization of new proprietary technology to prevent implantable cardiac pacemakers and other critical and life-sustaining medical devices from being affected by MRI and other equipment using magnetic fields, radio waves and similar forms of electromagnetic interference ("EMI"), and (2) the use of proprietary antisense gene therapy technology to inhibit the spread of human immunodeficiency virus (HIV-1) infection in conjunction with the use of lentiviral vectors. In the current year ended February 28, 2003, the stated cost value of the gene technology rights in the amount of $40,000 was written off. The Company has discontinued its development efforts in this area.

6.    LOAN AGREEMENTS:

In June 2002, the Company signed a Loan Agreement with a shareholder providing for borrowings of up to $400,000 with interest payable at 8% per annum. Principal and accrued interest become due and payable on December 31, 2003. At February 28, 2003, $143,570 had been borrowed under this Agreement.

In June 2002, the Company executed a line-of-credit agreement (the "Line") with Biomed that provided for borrowings up to $250,000. Interest accrues at 8% per annum. Upon execution of the Line, Biomed received warrants to purchase 325,000 shares of restricted common stock at $1.00 per share. The warrants were valued at approximately $234,000 which was recorded as a discount against the Convertible Promissory Note (the "Note") supporting the Line. At issuance, the Note was convertible into shares of the Company's common stock, at a price below the market value of such stock. The intrinsic value of the beneficial conversion feature of the Note was recorded as an additional discount, such that the full $250,000 issued was discounted, with a corresponding increase to additional paid-in capital.

On August 19, 2002, the Line was increased by $100,000 and the expiration date thereof was extended to August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. In consideration for the increase in the Line, Biomed received 30,000 additional warrants to purchase shares of restricted common stock at a price dependent on the selling price of the Company's stock, as defined. The exercise price of the warrants issued to Biomed in exchange for the increase in the line of credit to $350,000 and the extension of the payment date to December 1, 2002 is the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. The fair value of the warrants - in accordance with guidance provided by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation - was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.25; no dividend yield; volatility factor of the expected market price of the company's common stock of 0.0%, and an expected life of 2.8 years. The value attributed to the warrants was insignificant. As a result, these warrants have been allocated no value. The Company has drawn an additional $50,000 under the Line, which was also fully discounted as a result of the beneficial conversion feature, which was recorded as additional paid-in capital. At February 28,2003, the Company has borrowed $300,000 in aggregate under the Line.

Under the Transfer Agreement dated December 1, 2000, the Company incurred a liability ("MRI technology purchase liability payable") of $500,000 (including interest of $75,000) to Biomed in connection with the acquisition of the MRI intellectual property rights described in Note 4. Biomed maintains a security interest in the underlying patents until the liability is satisfied. The intellectual property rights will revert to Biomed if the Company does not satisfy the liability by June 1, 2004. The stated liability bears interest at an annual rate of 8%. The balance of the MRI technology purchase liability payable at February 28, 2002 is $500,000.

At February 28, 2003, the principal amounts of the Company's obligations approximated their estimated fair values based upon current borrowing rates for similar issues.

In December 2002, in consideration for extending the maturity date to June 1, 2004 and for prior extensions, the Company and Biomed agreed to make the $500,000 MRI technology purchase liability payable to Biomed convertible at Biomed's election into shares of the Company's common stock at a price dependent on the selling price of the Company's stock, as defined, but below market. Consequently, the intrinsic value of the beneficial conversion feature of the liability was recorded as a discount, such that the full $500,000 was discounted, with a corresponding increase to additional paid-in capital.

7.    STOCKHOLDERS' EQUITY:

In July and August 2002, the Company entered into finder's agreements for the sale of restricted common stock to foreign investors pursuant to the exemption from registration provided in Regulation S of the 1933 Securities Act. The Company issued a total of 2,186,760 shares of stock for aggregate net proceeds of $491,034 under these agreements.

Effective August 22, 2002, the Company entered into a finder's agreement with a domestic consulting firm providing for the sale of restricted shares of common stock pursuant to Regulation D under the Securities Act. The finder receives a cash fee of 10% plus stock. The Company issued a total of 5,541,100 shares of stock for aggregate net proceeds of $1,244,505.

During November 2002, the Company entered into a Stock Purchase Agreement with an institutional investor whereby the Company agreed to sell up to $3,000,000 of the Company's common stock. The agreement requires the Company to file with the Securities and Exchange Commission ("SEC") a Registration Statement covering the shares issuable under this agreement. The Company can begin selling shares to the purchaser immediately after the SEC declares the above-mentioned Registration Statement effective. The Company is in the process of filing for registration.

8.    COMMITMENTS:

The Company is obligated under an operating lease for office space expiring September 30, 2004. The Company may terminate the lease upon ninety days prior written notice to the landlord. The aggregate minimum future payments under this lease are payable as follows:

          Year ending February 28,
                    2004                    $46,783
                    2005                     25,083
---------------------------------------------------
                                            $71,866
===================================================

Rent expense charged to operations under this operating lease aggregated $51,321 and $14,667 for the years ended February 28, 2003 and 2002, respectively. Rent expense charged to operations for the period from August 1, 1968 (Date of Inception) to February 28,2003 was $65,988.

9.    RELATED PARTY TRANSACTIONS:

Biomed and another related party paid expenses on behalf of the Company aggregating $128,411 and $253,014 during the years ended February 28, 2003 and 2002, respectively, and $551,561 for the period August 1, 1968 through February 28, 2003. At February 28, 2003, the balance due from a related party is $24,368 and the balance due to a separate related party is $9,401. The amounts due from and to the related parties do not bear interest, and the Company expects to collect and repay these respective balances during the next 12 months.

10.   STOCK-BASED COMPENSATION PLAN:

The Company has a stock option plan (the "Plan") which provides for the granting of nonqualified or incentive stock options ("ISO") to officers, key employees, non-employee directors and consultants. The Plan authorizes the granting of options to acquire up to 2,500,000 common shares. ISO grants under the Plan are exercisable at the market value of the Company's stock on the date of such grant. Nonqualified option grants under the Plan are exercisable at amounts determined by the board of directors. All options under the Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. Additionally, the Plan provides for the granting of restricted stock to officers and key employees.

The following table summarizes activity in stock options:

                                                                    Weighted-
                                                                     average
                                                                     Exercise
                                                      Options         Price
--------------------------------------------------------------------------------
Outstanding at March 1, 2001                                --           --

Granted                                              1,779,997         $.51

Forfeited                                                   --           --

Exercised                                                   --           --
--------------------------------------------------------------------------------
Outstanding at February 28, 2002                     1,779,997         $.51

Granted                                                739,998          .42

Forfeited                                               30,000          .50

Exercised                                                   --           --
--------------------------------------------------------------------------------
Outstanding at February 28, 2003                     2,489,995         $.48
================================================================================

Weighted-average fair value of
options granted during the year ended
February 28, 2003 and 2002,
respectively                                         $     .33         $.90
================================================================================

The following table summarizes information about stock options outstanding and exercisable at February 28, 2003:

                       Options Outstanding                Options Exercisable
--------------------------------------------------------------------------------
                                 Weighted
                                 Average      Weighted-               Weighted-
                                 Remaining      Average               Average
     Range of        Number     Contractual   Exercise     Number     Exercise
  Exercise Price  Outstanding      Life         Price    Exercisable   Price
  --------------  -----------   -----------   --------   -----------  --------

    $.10 - $.43      940,000    7.50 years     $.33        546,666      $.27
    $.50 - $1.00   1,549,995    7.64 years     $.58      1,017,995      $.62
    $.10 - $1.00   2,489,995    7.58 years     $.48      1,564,661      $.50

At February 28, 2003, 10,005 shares of common stock were reserved for future issuance of stock options.

11.  INCOME TAXES:

As of February 28, 2003, the Company had net operating loss carryforwards of approximately $5,706,000 for federal income tax purposes, which expire through 2023.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:

Year Ended February 28,                               2003           2002
-------------------------------------------------------------------------
Tax benefit at U.S. statutory rates                    34%            34%
Increase in valuation allowance                       (34)%          (34)%
-------------------------------------------------------------------------
                                                       -0-%           -0-%
=========================================================================

Deferred tax asset is comprised of the following:

February 28, 2003

Net operating loss carryforwards                          $ 1,940,000
Write-down of intellectual property rights                    180,000
---------------------------------------------------------------------

Total deferred tax asset                                    2,120,000
Valuation allowance                                        (2,120,000)
---------------------------------------------------------------------

Net deferred tax asset                                    $       -0-
=====================================================================

INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors
Biophan Technologies, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Biophan Technologies, Inc. and Subsidiaries as of August 31, 2003, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended November 30, 2003 and 2002 and the condensed consolidated statements of cash flows for the nine-month periods ended November 30, 2003 and 2002. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 28, 2003, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended (not presented herein); and in our report dated April 10, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 28, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 8, 2004

                           BIOPHAN TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                               November 30, 2003
                                                  (Unaudited)  February 28, 2003
--------------------------------------------------------------------------------
     ASSETS

Current Assets:

  Cash                                           $     68,832      $     48,935
  Investments in marketable securities                     --           302,000
  Advances receivable                                      --            10,127
  Due from related party                               74,889            24,368
  Prepaid expenses                                     61,559            90,923
--------------------------------------------------------------------------------
          Total Current Assets                        205,280           476,353
--------------------------------------------------------------------------------
Fixed Assets, at cost, net                             67,418            63,232
--------------------------------------------------------------------------------
Other Assets:

  Intellectual property rights                         70,000            70,000
  Security deposit                                      2,933             2,933
  Deferred equity placement costs                          --            70,538
  Deferred tax asset, net of valuation
   allowance of $2,444,000 and $2,120,000
    respectively                                           --                --
--------------------------------------------------------------------------------
                                                       72,933           143,471
--------------------------------------------------------------------------------
                                                 $    345,631      $    683,056
================================================================================

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:

  Accounts payable and accrued expenses               658,836      $    343,216
  Loan payable to stockholder                              --           143,570
  Payable to related party, less discount             203,402           300,000
  Due to related party                                  4,854             9,401
--------------------------------------------------------------------------------
         Total Current Liabilities                    867,092           796,187
--------------------------------------------------------------------------------
Long-term payable to related party,
  less discount                                       333,334            83,333
--------------------------------------------------------------------------------

Stockholders' Deficiency:
  Common stock, $.005 par value
    Authorized, 80,000,000 shares
    Issued and outstanding,

      46,004,071 shares and
       37,634,693 shares, respectively                230,020           188,173
  Additional paid-in capital                        8,971,650         7,588,520
  Deficit accumulated during the
    development stage                             (10,056,465)       (7,973,157)
--------------------------------------------------------------------------------
                                                     (854,795)         (196,464)
--------------------------------------------------------------------------------
                                                 $    345,631      $    683,056
================================================================================

            See Notes to Condensed Consolidated Financial Statements.

                           BIOPHAN TECHNOLOGIES, INC.

                                AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                                                 Period from
                                                                                               August 1, 1968
                                        Three Months Ended             Nine Months Ended     (date of inception)
                                           November 30,                   November 30,               to
                                      2003            2002            2003            2002    November 30, 2003
----------------------------------------------------------------------------------------------------------------
Revenues:
    Development payments         $     75,000                    $     75,000                    $     75,000

Operating expenses:

    Salaries and related              119,371         146,462         376,874         493,589       1,546,668
    Research and development          242,783         195,842         682,671         837,123       3,118,063
    Professional fees                 109,233         104,784         364,909         374,804       2,136,625
    Write-down of intellectual
   property rights                    530,000
    General and administrative        198,727         111,321         423,173         398,930       1,507,427
-------------------------------------------------------------------------------------------------------------
                                      670,114         558,409       1,847,627       2,104,446       8,938,783
-------------------------------------------------------------------------------------------------------------
  Operating loss                     (595,114)       (558,409)     (1,772,627)     (2,104,446)     (8,863,783)

  Other income(expense):

    Interest income                       113             177           1,377          16,878          46,140
    Interest expense                 (142,886)       (162,862)       (387,551)       (334,422)     (1,388,947)
    Other income                       10,169          47,345          75,493         137,069         304,568
    Other expense                          --              --                         (28,805)        (65,086)
-------------------------------------------------------------------------------------------------------------
                                     (132,604)       (115,340)       (310,681)       (209,280)     (1,103,325)
-------------------------------------------------------------------------------------------------------------
  Loss from continuing
    operations                       (727,718)       (673,749)     (2,083,308)     (2,313,726)     (9,967,108)

  Loss from discontinued
    operations                             --              --              --              --         (89,357)
-------------------------------------------------------------------------------------------------------------
  Net loss                       $   (727,718)   $   (673,749)   $ (2,083,308)   $ (2,313,726)   $(10,056,465)
=============================================================================================================
  Loss per common share
    Basic and Diluted            $      (0.02)   $      (0.02)   $      (0.05)   $      (0.08)
=============================================================================================================
  Weighted average shares
    outstanding                    43,946,562      31,902,380      40,359,446      30,359,831
=============================================================================================================

                       See Notes to Condensed Consolidated Financial Statements.

                           BIOPHAN TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 Period from
                                                                                August 1, 1968
                                                        Nine Months Ended     (date of inception)
                                                           November 30,                to
                                                      2003            2002      November 30,2003
-------------------------------------------------------------------------------------------------
Cash flows used for operating activities:
  Net loss                                        $ (2,083,308)   $ (2,313,726)   $(10,056,465)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
     Depreciation                                       17,439          19,191          57,969
     Realized and unrealized losses on
       marketable securities                                --          28,805          66,948
     Accrued interest on note payable
       converted to common stock                        11,998          11,998
     Amortization of interest on convertible
       notes payable                                   337,352         300,000         720,685
     Write-down of intellectual property rights             --              --         530,000
     Amortization of discount on payable to
       related party                                        --              --          75,000
     Issuance of common stock for services                  --              --         101,108
     Issuance of common stock for interest                  --              --         468,823
     Grant of stock options for services               230,000         138,000       1,417,800
     Expenses paid by stockholder                           --              --           2,640
  Changes in operating assets and liabilities:

    (Increase)decrease in advances receivable           10,127              --              --
     Increase in due from related
       parties                                         (50,521)        (16,779)        (74,889)
    (Increase) decrease in prepaid expenses             29,364         (38,649)        (61,559)
     Increase in security deposits                          --              --          (2,933)
     Increase in accounts payable and
       accrued expenses                                315,620         197,740         645,505
     Decrease in due to related
       parties                                          (4,547)        (11,559)        (38,642)
----------------------------------------------------------------------------------------------
                                                    (1,186,476)     (1,696,977)     (6,136,012)

Cash flows used for investing activities:

  Purchases of fixed assets                            (21,625)         (7,951)       (125,387)
  Sales of marketable securities                       302,000         540,000       1,219,270
  Purchases of marketable securities                        --              --      (1,286,218)
----------------------------------------------------------------------------------------------
                                                       280,375         532,049        (192,335)

Cash flows provided by financing activities:

  Proceeds of bridge loans                                  --              --         986,500
  Loan from stockholder                                     --         143,570         143,570
  Line of credit borrowing from related party          200,950         300,000         500,950
  Line of credit payments                              (55,000)        (55,000)
  Net proceeds from sales of capital stock             281,663         757,212       4,393,312
  Proceeds from exercise of options                    427,847              --         427,847
  Deferred equity placement costs                       70,538         (20,000)             --
----------------------------------------------------------------------------------------------
                                                       925,998       1,180,782       6,397,179
----------------------------------------------------------------------------------------------

Net increase in cash                                   (19,897)         15,854          68,832

Cash, beginning                                         48,935          12,199              --
----------------------------------------------------------------------------------------------

Cash, ending                                      $     68,832    $     28,053    $     68,832
==============================================================================================

Supplemental schedule of noncash investing and
  financing activities:
    Intellectual property acquired through
      issuance of capital stock and
      assumption of related party payable                   --             --     $    175,000
==============================================================================================

    Acquisition of intellectual property          $         --     $       --     $    425,000
==============================================================================================

    Issuance of common stock upon conversion
      of bridge loans                             $    143,570     $       --     $  1,130,070
==============================================================================================

    Issuance of common stock upon partial
      conversion of line of credit loans          $    183,950     $       --     $    183,950
==============================================================================================

            See Notes to Condensed Consolidated Financial Statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 2003

INTERIM FINANCIAL STATEMENTS:

The condensed consolidated financial statements as of November 30, 2003 and for the three and nine months ended November 30, 2003 and 2002 are unaudited. However, in the opinion of management of the Company, these financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial position and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be obtained for a full year.

BASIS OF CONSOLIDATION:

The condensed consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan")and its wholly owned subsidiaries, LTR Antisense Technology, Inc. ("Antisense") and MRIC Drug Delivery Systems, LLC ("MRIC") (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

ORGANIZATIONAL HISTORY:

The Company was incorporated under the laws of the State of Idaho on August 1, 1968. On January 12, 2000, the Company changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc. The Company's stock currently trades over-the-counter under the symbol BIPH. Our corporate headquarters are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586; Tel. (585) 214-2441; website: www.biophan.com.

On December 1, 2000, the Company acquired LTR Antisense Technology, Inc., a New York corporation ("LTR"), from Biomed Solutions, LLC (formerly Biophan, LLC), a New York limited liability company ("Biomed"), in a share for share exchange. As a result of the exchange, LTR became a wholly owned subsidiary of the Company. The exchange was consummated pursuant to and in accordance with an Exchange Agreement, originally dated December 1, 2000 and subsequently amended, by and among the Company, LTR and Biomed. LTR owns multiple patents for proprietary HIV antisense gene therapy technology.

In connection with the exchange, the Company (i) issued an aggregate of 10,759,101 shares of common stock to Biomed in exchange for all the issued shares of LTR and (ii) issued an aggregate of 10,759,101 shares of common stock to a group of investors for $175,000. Also on December 1, 2000, the Company acquired intellectual property rights, including a pending patent to the MRI-compatible pacemaker technology from Biomed (the "Assignment"), for future consideration of $500,000 ("MRI technology purchase liability payable"). The Assignment was consummated pursuant to, and in accordance with, an Assignment and Security Agreement, originally dated December 1, 2000 and subsequently amended, by and between the Company and Biomed.

PRINCIPAL BUSINESS ACTIVITIES:

The Company is in the development stage and is expected to remain so for at least the next twelve months.

The Company is developing technologies that make implantable biomedical devices safe and compatible for use in an MRI (Magnetic Resonance Imaging) machine. Many implanted biomedical devices are prohibited for use in an MRI machine, including pacemakers, cardioverter-defibrillators, neurostimulators, bladder control devices, insulin pumps with wire connected sensors, pain control devices, intraluminal imaging coils, interventional catheters and guide wires, endoscopes, and others. The Company plans to provide intellectual property licenses and critical components to manufacturers of these biomedical devices.

ACCOUNTING FOR STOCK OPTIONS:

The Company has elected to apply Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options issued to employees (intrinsic value) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

                                      Three Months Ended            Nine Months Ended
                                            November                     November
                                      2003           2002           2003           2002
------------------------------------------------------------------------------------------
Net loss - as reported            $  (727,718)   $  (673,749)   $(2,083,308)   $(2,313,726)

Add - stock based employee
  compensation expense included
  in reported net loss, net of
  related tax effects                  30,000         47,000         90,000        140,000

Deduct - Total stock based
  employee compensation expense
  determined under fair
  value based method for all
  awards, net of related tax
  effects                              65,000        115,000        179,000        345,000
------------------------------------------------------------------------------------------
Net loss - pro forma              $  (762,454)   $  (741,749)   $(2,172,308)   $(2,518,726)
==========================================================================================
Basic and diluted loss per
  share - as reported             $      (.02)   $      (.02)   $      (.05)   $      (.08)
==========================================================================================
Basic and diluted loss per
  share - pro forma               $      (.02)   $      (.02)   $      (.05)   $      (.08)
==========================================================================================

PREPAID EXPENSES:

Prepaid expenses at November 30, 2003 consist of the following:

                Prepaid insurance                $43,434
                Prepaid supplies                  18,125
                ----------------------------------------
                                                 $61,559
                ========================================

LOAN AGREEMENTS:

In June 2002, the Company executed a line-of-credit agreement (the "Line") with Biomed that provided for borrowings up to $250,000. Interest accrues at 8% per annum. Upon execution of the Line, Biomed received warrants to purchase 325,000 shares of restricted common stock at $1.00 per share. The warrants were valued at approximately $234,000 which was recorded as a discount against the Convertible Promissory Note (the "Note") supporting the Line. At issuance, the Note was convertible into shares of the Company's common stock, at a price below the market value of such stock. The intrinsic value of the beneficial conversion feature of the Note was recorded as an additional discount, such that the full $250,000 issued was discounted, with a corresponding increase to additional paid-in capital. On August 19, 2002, the Line was increased by $100,000 and the expiration date thereof was extended to August 19, 2003. The payment date of amounts borrowed under the original Line was extended to December 1, 2002. The entire line now expires on June 1, 2004. In consideration for the increase in the Line, Biomed received 30,000 additional warrants to purchase shares of restricted common stock at a price dependent on the selling price of the Company's stock, as defined. The exercise price of the warrants issued to Biomed in exchange for the increase in the line of credit to $350,000 and the extension of the payment date to December 1, 2002 is the lowest of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or
(iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date. The fair value of the warrants - in accordance with guidance provided by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation - was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.25; no dividend yield; volatility factor of the expected market price of the company's common stock of 0.0%, and an expected life of 2.8 years. The value attributed to the warrants was insignificant. As a result, these warrants have been allocated no value.

On June 30, 2003, we issued 1,268,621 shares of common stock for the conversion of $183,950 of the $350,000 Line of Credit obligation. Since that time, the Company has drawn additional amounts under the Line, which amounts were also fully discounted as a result of the beneficial conversion feature, and recorded as additional paid-in capital. At November 30, 2003, $262,000 was outstanding under the Line. The stated liability for financial reporting purposes is $262,000 less an unamortized discount $58,598, or $203,402.

Under the Transfer Agreement dated December 1, 2000, the Company incurred a liability ("MRI technology purchase liability payable") of $500,000 (including interest of $75,000) to Biomed in connection with the acquisition of the MRI intellectual property rights described above. Biomed maintains a security interest in the underlying patents until the liability is satisfied. The intellectual property rights will revert to Biomed if the Company does not satisfy the liability by June 1, 2004. The stated liability bears interest at an annual rate of 8%.

In December 2002, in consideration for extending the maturity date to June 1, 2004 and for prior extensions, the Company and Biomed agreed to make the $500,000 MRI technology purchase liability payable to Biomed convertible at Biomed's election into shares of the Company's common stock at a price dependent on the selling price of the Company's stock, as defined, but below market. Consequently, the intrinsic value of the beneficial conversion feature of the liability was recorded as a discount, such that the full $500,000 was discounted, with a corresponding increase to additional paid-in capital. At November 30, 2003, the balance of the MRI technology purchase liability payable, net of a discount of $166,666, is $333,334.

At November 30, 2003, the principal amounts of the Company's obligations approximated their estimated fair values based upon current borrowing rates for similar issues.

CHANGES IN EQUITY AND SUBSEQUENT EVENT:

During November 2002, the Company entered into a Stock Purchase Agreement with an institutional investor whereby the Company agreed to sell up to $3,000,000 of the Company's common stock. The agreement required the Company to file with the Securities and Exchange Commission ("SEC") a Registration Statement covering the shares issuable under this agreement. The registration became effective on July 11, 2003. Through November 30, 2003, the Company sold and issued 3,325,757 shares of common stock under the agreement for gross proceeds of $491,190.

Also, during the period from August 13 through October 21, 2003, options for 3,000,000 shares were granted to three consultants, exercisable at prices equal to 80% of the closing price of the stock on the day prior to exercise. These options were completely exercised for aggregate proceeds of $427,847.

From December 3, 2003 to January 12, 2004, 11,000,000 shares of common stock were issued to SBI Brightline, LLC pursuant to the Stock Purchase Agreement between the Company and SBI. Gross proceeds of $2,900,000 were received, or are in transit, thereby completing the terms of that financing agreement.